Exhibit 4.34

Date 2 March 2004

KNIGHTSBRIDGE TANKERS LIMITED

as Borrower

KTL HAMPSTEAD, INC.

KTL CHELSEA, INC.

KTL MAYFAIR, INC.

KTL CAMDEN, INC.

KTL KENSINGTON, INC.

as New Owners

- and -

THE ROYAL BANK OF SCOTLAND plc

as Lender

LOAN AGREEMENT

relating to
a facility of up to US$140,000,000
to finance part of the acquisition costs of

five VLCCs, m.v.’s. “MEGARA”, “MACOMA”,

“MAGDALA”, “MUREX” and “MYRINA”

WATSON, FARLEY & WILLIAMS

London

INDEX

Clause

1	INTERPRETATION

2	FACILITY

3	DRAWDOWN

4	INTEREST

5	INTEREST PERIODS

6	DEFAULT INTEREST

7	REPAYMENT AND PREPAYMENT

8	MISMATCH BETWEEN LOAN AND TRANSACTIONS

9	CONDITIONS PRECEDENT

10	GUARANTEE

11	REPRESENTATIONS AND WARRANTIES

12	GENERAL UNDERTAKINGS

13	CORPORATE AND FINANCIAL UNDERTAKINGS

14	INSURANCE

15	SHIP COVENANTS

16	SECURITY COVER

17	APPLICATION OF EARNINGS

18	EVENTS OF DEFAULT

19	PAYMENTS AND CALCULATIONS

20	SECURITY

21	APPLICATION

22	FEES AND EXPENSES

23	INDEMNITIES

24	NO SET-OFF OR TAX DEDUCTION

25	ILLEGALITY, ETC

26	INCREASED COSTS

27	SET-OFF

28	ASSIGNMENTS, TRANSFERS AND CHANGES IN LENDING OFFICE

29	VARIATIONS AND WAIVERS

30	NOTICES

31	SUPPLEMENTAL

32	GOVERNING LAW

33	ENFORCEMENT

SCHEDULE 1 DRAWDOWN NOTICE

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS PART A - DRAWDOWN NOTICE

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS PART B - DRAWDOWN

SCHEDULE 3 DETAILS OF SHIPS

EXECUTION PAGE

APPENDIX A	FORM OF MORTGAGE
APPENDIX B	FORM OF GENERAL ASSIGNMENT
APPENDIX C	FORM OF ACCOUNT SECURITY DEED
APPENDIX D	FORM OF MANAGER’S UNDERTAKING
APPENDIX E	FORM OF MASTER AGREEMENT SECURITY DEED

THIS AGREEMENT is made on  2 March 2004

BETWEEN

(1)           KNIGHTSBRIDGE TANKERS LIMITED a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda (the “Borrower”);

(2)           KTL HAMPSTEAD, INC., KTL CHELSEA, INC., KTL MAYFAIR, INC., KTL CAMDEN, INC. and KTL KENSINGTON, INC., each a company incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (each a “New Owner” and together the “New Owners”);

(3)           THE ROYAL BANK OF SCOTLAND plc acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (as “Lender”).

BACKGROUND

The Lender has agreed to make available to the Borrower a facility of up to $140,000,000 for the purpose of enabling the Borrower to advance funds to the New Owners (newly incorporated special purpose subsidiaries of the Borrower) to enable each New Owner to finance part of the cost of acquiring a Ship and to provide working capital to the Borrower.

IT IS AGREED as follows:

1              INTERPRETATION

1.1          Definitions.  Subject to Clause 1.5, in this Agreement:

“Account Security Deed”  means the deed containing, inter alia, a charge in respect of the Operating Account and the Retention Account executed or to be executed by the Borrower and each New Owner in favour of the Lender in the form set out in Appendix C;

“Administration Notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person before, or in connection with, the appointment of an administrator;

“Advance” means each of Advance A, Advance B, Advance C, Advance D and Advance E and, in the plural, means all such Advances;

“Advance A” means the principal amount of the Advance referred to in Clause 3.2(b)(i) made or to be made by the Lender pursuant to Clause 3 or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement;

“Advance B” means the principal amount of the Advance referred to in Clause 3.2(b)(ii) made or to be made by the Lender pursuant to Clause 3 or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement;

“Advance C” means the principal amount of the Advance referred to in Clause 3.2(b)(iii) made or to be made by the Lender pursuant to Clause 3 or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement;

“Advance D” means the principal amount of the Advance referred to in Clause 3.2(b)(iv) made or to be made by the Lender pursuant to Clause 3 or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement;

“Advance E” means the principal amount of the Advance referred to in Clause 3.2(b)(v) made or to be made by the Lender pursuant to Clause 3 or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement; and

“Approved Managers”  means, in relation to each Ship, the commercial and technical managers, respectively, specified below the name of such Ship in Schedule 3 or any other company or companies which the Lender may, in its sole and absolute discretion, approve from time to time as the commercial and/or technical managers of any Ship (and such approval may be subject to the condition that any technical or commercial managers will execute a manager’s undertaking on terms and conditions acceptable to the Lender);

“Availability Period”  means the period commencing on the date of this Agreement and ending on:

(a)        30 June 2004 (or such later date as the Lender in its discretion may agree with the Borrower); or

(b)        if earlier, the Drawdown Date in relation to the final Advance or the date on which the Commitment is cancelled or terminated;

“Business Day”  means a day on which banks and financial markets are open for business in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Calculation Period”  means the period commencing on the date on which the last payment or delivery was made under Section 2(a)(i) of the Master Agreement with respect to a Transaction (or, in the case of the first such period, the date the relevant Transaction was entered into) and ending on the next date upon which such a payment or delivery is to be made;

“Commitment” means $140,000,000 to the extent not cancelled or reduced under this Agreement;

“Conditional Sale Agreement” means, in relation to each Ship, a conditional sale agreement dated 25 November 1996 entered into between the relevant Existing Owner and the Lessor and, in the singular, means any of them;

“Conditional Sale Agreement Transfer” means, in relation to each Ship, an agreement entered into or to be entered into between the relevant Existing Owner, the Lessor and the relevant New Owner in respect of the transfer of the Conditional Sale Agreement from the Lessor to the relevant New Owner and, in particular, transferring the right of the Lessor to take title of the relevant Ship from the relevant Existing Owner;

“Contractual Currency”  has the meaning given in Clause 23.5;

“Credit Support Document”  has the meaning given to that expression in Section 14 of the Master Agreement;

“Credit Support Provider”  has the meaning given to that expression in Section 14 of the Master Agreement;

“Daylight Funding Agreement”  means, in relation to each New Owner, an agreement entered into or to be entered into among, inter alios, the Lender and that New Owner in respect of a daylight overdraft facility to be made available by the Lender to that New Owner to enable it to finance the balance of the purchase consideration of the relevant Vessel in excess of the amount thereof being financed by the relevant Advance;

“Designated Flag” means, in relation to each Ship, the flag specified below the name of each Ship in Schedule 4 as the “New Flag”;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Drawdown Date”  means, in relation to each Advance, the date requested by the Borrower for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;

“Drawdown Notice”  means a notice in the form set out in Schedule 1;

“Early Termination Date”  has the meaning given to that expression in Section 14 of the Master Agreement;

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the New Owner which is the owner of such Ship at any time during the Security Period and which arise out of the use or operation of such Ship, including (but not limited to):

(a)           all freight, hire and passage moneys, compensation payable to the New Owner which is the owner of such Ship in the event of requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)           all moneys which are at any time payable under Insurances in respect of loss of earnings of such Ship; and

(c)           if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;

“Environmental Claim” means:

(a)           any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)           any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means:

(c)        a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing;

(d)        an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and

(e)        any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means in relation to each Ship:

(a)        any release of Environmentally Sensitive Material from such Ship; or

(b)        any incident in which Environmentally Sensitive Material is released from a vessel other than such Ship and which involves a collision between such Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the relevant New Owner of it and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)        any other incident in which Environmentally Sensitive Material is released otherwise than from such Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the relevant New Owner and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18;

“Existing Lenders” means the financial institutions referred to and defined as “Banks” in a facility agreement dated 6 February 1997 for US$184,758,844 entered into by the Borrower with such parties and with Goldman Sachs International as agent (as the role of Goldman Sachs International has since been transferred to The Royal Bank of Scotland plc);

“Existing Loan Agreement”  means the facility agreement referred to in the definition of “Existing Lenders” together with, where the context so requires, the related swap documents;

“Existing Owner” means, in relation to each Ship, the single purpose ship owning company specified below the name of such Ship in Schedule 4 being in each case a company incorporated under the laws of the Cayman Islands and, in the plural, means all of them;

“Existing Swap”  means the ISDA Master Agreement dated as of 6th February 1997 entered into between the Borrower and the Existing Swap Counterparty, together with the Schedule thereto and all confirmations to that Master Agreement;

“Existing Swap Counterparty”  means Goldman Sachs Capital Markets, L.P.;

“Fee Letter”  means a letter entered into or to be entered into between the Lender, the Borrower and the New Owners in respect of a fee payable to the Lender in connection with this Agreement;

“Final Instalment”  means the amount of the Loan equal to Sixty one million six hundred thousand Dollars ($61,600,000) (as such amount might be reduced by operation of Clause 7.1(b) or increased by operation of Clause 7.2 (b)) to be repaid on the twenty eighth (28th) and final Repayment Date;

“Finance Documents” means:

(a)        this Agreement;

(b)        the General Assignments;

(c)        the Manager’s Undertakings;

(d)        the Mortgages;

(e)        the Credit Support Documents;

(f)         the Account Security Deed;

(g)        the Master Agreement Security Deed;

(h)        each Daylight Funding Agreement;

(i)         the Fee Letter; and

(j)         any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, a New Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, the Master Agreement Liabilities or any amount payable to the Lender under this Agreement, the Master Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)        for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)        under any loan stock, bond, note or other security issued by the debtor;

(c)        under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)        under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)        under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)         under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) above if the references to the debtor referred to the other person;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, Insurances and any Requisition Compensation in the form set out in Appendix B;

“Group”  means the Borrower and its subsidiaries from time to time;

“Insurances” means, in relation to each Ship:

(a)        all policies and contracts of insurance, including entries of such Ship in any war risks and protection and indemnity risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)        all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“Lease Limited Recourse Provisions”  means, in relation to each Lease Transaction, those provisions under the applicable lease agreement, the applicable direct support agreement (between each Existing Owner, as lessee, the Lessor and SIPC) and the applicable Shell Sub-charter the effect of which, in summary, is to require SIPC to pay to the Lessor amounts payable by the relevant Existing Owner under the Lease Transaction and limiting the Lessor’s recourse to the Existing Owner to, among other things, the amount so paid by SIPC;

“Lease Transaction”  means, in relation to each Ship, the lease transaction entered into between the relevant Existing Owner and the Lessor by way of, among other documents, the relevant Conditional Sale Agreement and a lease agreement and, in the plural, means all of them.

“Lender”  means The Royal Bank of Scotland plc, a company incorporated in Scotland having its registered office at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through the Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX, England or through any other branch notified to the Borrower from time to time pursuant to Clause 28.3 and includes all persons directly or indirectly deriving title under it (whether by assignment, amalgamation, operation of law or otherwise);

“Lessor”  means Calico Leasing (GB) Limited, previously called Natwest Leasing (GB) Limited, a company incorporated in England and Wales with company number 1791957;

“LIBOR” means, for an Interest Period or other relevant period:

(a)           the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that Interest Period or other relevant period which appears on TELERATE Page 3750 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period or other period (and, for the purposes of this Agreement, “TELERATE Page 3750” means the display designated as “page 3750” on the TELERATE Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)           if no rate is quoted on TELERATE Page 3750, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period or other period for a period equal to that Interest Period or other period and for delivery on the first Business Day of it;

 “Liquid Assets”  means the aggregate of:

(a)           cash in hand (subject to evidence satisfactory to the Lender);

(b)           moneys standing to the credit of each Operating Account and the Retention Account;

(c)           other bank deposits with the Lender or any other bank with a minimum rating of A2 with Moody’s or A with Standard & Poors;

(d)           bonds, certificates of deposit and other money market instruments, funds or securities issued or guaranteed by the government (or government agencies) of the United States of America (subject to such securities being immediately convertible to cash (subject to evidence satisfactory to the Lender); and

(e)           commercial paper and/or money market funds with a maximum of twelve months maturity and subject to such securities being immediately convertible to cash and having a minimum rating of Prime-2 with Moody’s or A-2 with Standard & Poors (subject to evidence satisfactory to the Lender), in each case legally and beneficially owned by the Borrower or a New Owner and (other than the Security Interests in favour of the Lender in respect of each Operating Account and the Retention Account) free of any Security Interest;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Loan Facility” means the loan facility in an amount of up to One hundred and forty million Dollars ($140,000,000) to be made available by the Lender under this Agreement in up to five (5) Advances and otherwise subject to and on the terms and conditions herein contained;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $2,000,000 or the equivalent in any other currency;

“Manager’s Undertaking”  means an undertaking executed or to be executed by the initial Approved Manager which is responsible for the commercial management of the Ships in the form set out in Appendix D;

“Margin” means 1 per cent. per annum;

“Master Agreement”  means the Master Agreement (on the 1992 ISDA (Multicurrency - Crossborder) form as modified) entered into by the Lender and the Borrower dated the date of this Agreement, and includes all transactions from time to time entered into and confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities”  means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrower to the Lender under the Master Agreement;

“Master Agreement Security Deed”  means the deed containing, inter alia, a charge in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Lender in the form set out in Appendix E;

“Mortgage”  means, in relation to each Ship, the first preferred ship mortgage on such Ship executed or to be executed by each New Owner in favour of the Lender in the form set out in Appendix A;

“Negotiation Period” has the meaning given in Clause 4.7;

“New Owner” means, in relation to each Ship, the single purpose ship owning company specified below the name of such Ship in Schedule 4 being in each case a company incorporated under the laws of the country specified in Schedule 4 with its registered office at the place specified in Schedule 4;

“Operating Account” means an account in the name of the Borrower with the Lender in London designated “KNTAOPAC USD1 - Knightsbridge Tankers Operating Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Operating Account for the purposes of this Agreement;

“Party”  means a party to this Agreement and, where the context permits or requires, a party to a Finance Document and the Master Agreement;

“Payment Currency” has the meaning given in Clause 23.5;

“Permitted Security Interests” means in relation to each New Owner:

(a)        Security Interests created by the Finance Documents;

(b)       liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)        liens for salvage;

(d)       liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement; and

(e)        liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant New Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 15.13 (g);

(f)        any possessory liens arising as a result of a Ship being put into the possession of any person for the purpose of work being done upon it in any amount not exceeding or likely to exceed $2,000,000 (or equivalent in any other currency), or such greater amount as the Lender may agree to pursuant to the last paragraph of Clause 15.13, provided such obligations are met when they fall due.

“Pertinent Document” means:

(a)        any Finance Document;

(b)        any policy or contract of insurance contemplated by, or referred to in, Clause 14 or any other provision of this Agreement or any other Finance Document;

(c)        any other document contemplated by, or referred to in, any Finance Document; and

(d)        any document which has been or is at any time sent by or to the Lender in contemplation of, or in connection with, any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)        England and Wales;

(b)        the country under the laws of which the company is incorporated or formed;

(c)        a country in which the company’s central management and control is or has recently been exercised;

(d)        a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)        a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)         a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)        any transaction or matter contemplated by, arising out of, or connection with, a Pertinent Document; or

(b)        any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before or after the date of this Agreement;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under a Finance Document), the second Business Day before commencement of that Interest Period (or such other period);

“Receiving Bank”  means American Express Bank Limited, 3 World Financial Centre, 23rd Floor, New York, NY 10285-2300, USA or such other bank as may from time to time be notified by the Lender to the Borrower;

“Relevant Person” has the meaning given to that expression in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Lender in London designated “KNTAREAC USD1 - Knightsbridge Tankers Retention Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Retention Account for the purposes of this Agreement;

“Secured Liabilities” means all liabilities which the Borrower, the New Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under, or in connection with, any Finance Document or the Master Agreement or any judgment relating to any Finance Document or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)        a mortgage, charge (whether fixed or floating),  pledge, any maritime or other lien, hypothecation, encumbrance, assignment, trust arrangement, title retention or other distress, execution, attachment, arrangement or process of any kind having the effect of security or any other security interest of any kind;

(b)        the security rights of a plaintiff under an action in rem; and

(c)        any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each of the New Owners and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)        all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)        no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)        neither the Borrower nor any Security Party has any future or contingent liability under Clause 22, 23 or 24 or any other provision of this Agreement or any other Finance Document; and

(d)        the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Shell Sub-charter”  means, in relation to each Ship, the sub-charter between the relevant Existing Owner and SIPC;

“Ship” means each of the VLCCs specified in Schedule 3 to be acquired by the relevant New Owner and registered in its name under the Designated Flag and, in the plural, means all such ships;

“SIPC”  means Shell International Petroleum Company Limited, a company incorporated in England and Wales having its registered office at Shell Centre, London SE1 7NA;

“Taxes”  includes all present and future income, corporation or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and references to “Taxation” shall be construed accordingly);

“Title Transfer Documents”  means, in relation to each Ship, a document or documents to be entered into between the relevant Existing Owner and the relevant New Owner transferring title to the Ship pursuant to the relevant Conditional Sale Agreement Transfer;

“Total Loss” means, in relation to a Ship:

(a)        actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)        any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 30 days redelivered to the relevant New Owner’s full control;

(c)        any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 30 days redelivered to the relevant New Owner’s full control;

“Total Loss Date” means, in relation to a Ship:

(a)        in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)        in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earlier of:

(i)            the date on which a notice of abandonment is given to the insurers; and

(ii)           the date of any compromise, arrangement or agreement made by or on behalf of the relevant New Owner with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)           in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Transaction”  means a Transaction as defined in the introductory paragraph of the Master Agreement.

1.2          Construction of certain terms.  In this Agreement:

“approved” means, for the purposes of Clause 14, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union,  the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the New Owner is obliged to effect, under Clause 14.2, any other provision of this Agreement or any other Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company, any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies entered into pursuant to Clause 14.2(a) (risks to be covered by obligatory insurances) by reason of the incorporation in them of clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4; and

“war risks” includes the risk of mines and all risks excluded from the hull and machinery policies required to be maintained in accordance with Clause 14.2(a) by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or any equivalent provision.

1.3          Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)           on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)           on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4          Meaning of “subsidiary”.  A company (S) is a subsidiary of another company (P) if:

(a)           a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)           P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)           P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)           P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5          General interpretation.  In this Agreement:

(a)           references in Clause 1.1 to a Finance Document or any other document being in the form of a particular Schedule or Appendix include references to that form with any modifications to that form which the Lender approves or requires;

(b)           references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)           references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)           words denoting the singular number shall include the plural and vice versa; and

(e)           Clauses 1.1 to 1.4 and the foregoing provisions of this Clause 1.5 apply unless the contrary intention appears.

1.6          Headings.  In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7          Exclusion of restrictive principles of interpretation.  Any principle requiring any provision of this Agreement or any other Finance Document (including this Clause 1.7) to be construed narrowly or against the Lender is excluded.

2              FACILITY

2.1          Amount of facility.  Subject to the other provisions of this Agreement and in reliance (inter alia) on the representations and warranties of the Borrower and the New Owners set out in Clause 11 and the representations and warranties of the Borrower and the other Security Parties set out in the other Finance Documents, the Lender shall make a loan facility not exceeding $140,000,000 available to the Borrower.

2.2          The purpose of the Loan Facility shall be:

(a)           as to Twenty eight million United States Dollars (US$28,000,000) to enable the Borrower to provide funds to the relevant New Owner to part-finance its purchase of m.v. “MEGARA” under the relevant Conditional Sale Agreement Transfer;

(b)           as to Twenty eight million United States Dollars (US$28,000,000) to enable the Borrower to provide funds to the relevant New Owner to part-finance its purchase of m.v. “MACOMA” from the relevant Existing Owner under the relevant Conditional Sale Agreement Transfer;

(c)           as to Twenty eight million United States Dollars (US$28,000,000) to enable the Borrower to provide funds to the relevant New Owner to part-finance its purchase of m.v. “MAGDALA” from under the relevant Conditional Sale Agreement Transfer;

(d)           as to Twenty eight million United States Dollars (US$28,000,000) to enable the Borrower to provide funds to the relevant New Owner to part-finance its purchase of m.v. “MUREX” from under the relevant Conditional Sale Agreement Transfer; and

(e)           as to Twenty eight million United States Dollars (US$28,000,000) to enable the Borrower to provide funds to the relevant New Owner to part-finance its purchase of m.v. “MYRINA” from under the relevant Conditional Sale Agreement Transfer.

3              DRAWDOWN

3.1          Request for advance of Loan.  Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days before the intended Drawdown Date.

3.2          Availability.  The conditions referred to in Clause 3.1 are that:

(a)           the Drawdown Date has to be a Business Day during the Availability Period; and

(b)           the Lender agrees to make the Loan Facility available to the Borrower in no more than five (5) Advances as follows:

(i)            an Advance in the amount and for the purpose specified in Clause 2.2(a);

(ii)           an Advance in the amount and for the purpose specified in Clause 2.2(b);

(iii)          an Advance in the amount and for the purpose specified in Clause 2.2(c);

(iv)          an Advance in the amount and for the purpose specified in Clause 2.2(d); and

(v)           an Advance in the amount and for the purpose specified in Clause 2.2(e).

3.3          Drawdown Notice irrevocable.  A Drawdown Notice must be signed by a director of the Borrower, and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4          Disbursement of Loan.  Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date make the relevant Advance to the Borrower; and payment to the Borrower shall be made to the account or accounts which the Borrower specifies in the Drawdown Notice, which shall be (i) an account of the Borrower, (ii) an account of the relevant New Owner (for onward transmission to the Lessor) or (iii) an account of the Lessor to which the purchase price of the Vessel is to be paid in accordance with the applicable Conditional Sale Agreement Transfer.

3.5          Disbursement of Loan to third party.  For the avoidance of doubt, the payment by the Lender under Clause 3.4 of the proceeds of an Advance to the account of a New Owner or of the Lessor shall constitute the making of that Advance to the Borrower and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

3.6          Cancellation of the Commitment.  Any unutilised part of the Commitment shall be cancelled at the close of business in London on the last day of the Availability Period.

4              INTEREST

4.1          Time for payment of normal interest.  Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2          Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin and (b) LIBOR for that Interest Period.

4.3          Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4          Notification of market disruption.  The Lender shall promptly notify the Borrower if for any reason:

(a)           it is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given; or

(b)           adequate and fair means do not exist for ascertaining the rate of interest applicable to the Loan (or any part thereof) during any Interest Period.

4.5          Suspension of drawdown.  If the Lender’s notice under Clause 4.4 is served before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6          Negotiation of alternative rate of interest.  If the Lender’s notice under Clause 4.4 is served after the Loan is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7          Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8          Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars (or in any available currency of the Loan) plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9          Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 5 Business Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

4.10        Prepayment.  A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.11        Application of prepayment.  Clause 7 shall apply in relation to the prepayment.

5              INTEREST PERIODS

5.1          Commencement of Interest Periods.  The first Interest Period in respect of each Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2          Duration of normal Interest Periods.  Subject to Clauses 5.3, 5.4 and 5.5 each Interest Period shall be:

(a)           1, 2, 3, 6, 9 or 12 months as notified by the Borrower to the Lender (or such other period as may be notified by the Borrower to the Lender, and agreed to by the Lender) not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)           3 months, if the Borrower fails to notify the Lender by the time specified in Clause 5.2(a); or

(c)           such other period as the Lender may agree with the Borrower.

5.3          Duration of first Interest Periods.  The first Interest Period in respect of each Advance shall end on 30 June 2004.  After that, the Interest Periods in respect of each of the Advances shall begin and end on the same dates.

5.4          Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6              DEFAULT INTEREST

6.1          Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)           the date on which the Finance Documents provide that such amount is due for payment; or

(b)           if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)           if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2          Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 1.5 per cent. above:

(a)           in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)           in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3          Calculation of default rate of interest.  The rates referred to in Clause 6.2 are:

(a)           the rate applicable to the overdue principal amount immediately before the relevant date (but only for any unexpired part of any then current Interest Period);

(b)           the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)            LIBOR; or

(ii)           if the Lender determines that Dollar deposits for any such period are not being made available by it to leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4          Notification of interest periods and default rates.  The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of Clause 6(3)(b); but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5          Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6          Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7              REPAYMENT AND PREPAYMENT

7.1          Amount of repayment instalments.

(a)           The Borrower shall repay the Loan by twenty-eight (28) consecutive three-monthly instalments of Two million eight hundred thousand Dollars ($2,800,000) each and a further instalment (being the Final Instalment) of Sixty one million six hundred thousand Dollars ($61,600,000) on the same date as the twenty eighth (28th) and final quarterly instalment.

(b)           If the aggregate amount of the Loan is less than One hundred and forty million Dollars ($140,000,000) the amount of each of such twenty-eight (28) three-monthly instalments and the Final Instalment shall be reduced pro rata.

(c)           The repayment instalments made in accordance with this Clause 7.1 shall take effect as among the Advances on a pro rata basis.

7.2          Repayment Dates.

(a)           The first repayment instalment of the Loan shall be repaid on 30 June 2004.  End of the subsequent instalments of the Loan shall be repaid on dates falling at consecutive three-monthly intervals thereafter.

(b)           The Borrower may elect to defer the payment of one (1) or two (2) instalments on the condition and provided that:

(i)            no Event of Default or Potential Event of Default has occurred or is continuing;

(ii)           at least 14 day’s prior written notice has been given to the Lender specifying which instalment(s) are to be deferred;

(iii)          the deferred instalment(s) shall be repaid on the same date as the Final Instalment and shall be deemed to form part of the Final Instalment for all purposes of the Finance Documents;

(iv)          the Borrower shall not be entitled to request that repayment of the first or second repayment instalments be deferred; and

(v)           subject to the foregoing, the Borrower may elect to defer two (2) instalments at the same time or on separate occasions.

7.3          Final Repayment Date.  On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing to the Lender under any Finance Document.

7.4          Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on any Business Day.

7.5          Conditions for voluntary prepayment.  The conditions referred to in Clause 7.4 are that:

(a)           a partial prepayment shall be in a minimum amount of $500,000 or if larger a whole multiple of $500,000;

(b)           the Lender has received from the Borrower at least 5 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)           the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)           the Borrower shall fully indemnify the Lender on its demand in respect of interest breakage costs made or incurred by the Lender, or which the Lender estimates that it will incur as a result of a prepayment.

7.6          Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7          Mandatory prepayment.  If a Ship is sold or becomes a Total Loss the Borrower shall prepay the whole of the Advance made for the purpose of assisting the relevant New Owner to finance the acquisition of that Ship:

(a)           in the case of a sale, on or before the date on which the sale is completed by delivery of a Ship to the buyer; or

(b)           in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.8          Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 23 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period or other relevant period together with any sums payable under Clause 23.1(b) but without premium or penalty.

7.9          Application of partial prepayment.  Each partial prepayment shall be applied against the repayment instalments of the Loan (including the Final Instalment) on a pro rata basis.

7.10        No reborrowing.  No amount repaid or prepaid may be reborrowed.

8              MISMATCH BETWEEN LOAN AND TRANSACTIONS

8.1          Full amount of Commitment not borrowed.  If for any reason less than the Commitment as at the date of this Agreement is advanced under this Agreement but nonetheless a Transaction in respect of the Commitment as at the date of this Agreement has been entered into under the Master Agreement then, subject to Clause 8.3, the Lender shall be entitled but not obliged:

(a)           to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by the Master Agreement; and/or

(b)           to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion decides,

and, if the Lender exercises any part of that entitlement, the Borrower’s continuing obligations under the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers practicable by reference to the repayment schedule for the Loan taking into account the fact that less than the full amount of the Commitment as at the date of this Agreement has been drawndown under this Agreement.

8.2          Hedging position following prepayment.  In the case of a prepayment of all or part of the Loan under this Agreement then, subject to Clause 8.3, the Lender shall be entitled but not obliged:

(a)           to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or such part of the rights, benefits and obligations created by the Master Agreement which equate or relate to the part of the Loan so prepaid; and/or

(b)           to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion decides,

and, in the case of a partial prepayment of the Loan and the Lender exercising any part of that entitlement, the Borrower’s continuing obligations under the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers practicable by reference to the amended repayment schedule for the Loan taking account of the fact that the Loan then constitutes less than the amount drawndown under this Agreement, after taking into consideration any repayment instalment previously made under Clauses 7.1 and 7.2.

8.3          Obligation to provide additional security.  If:

(a)

(i)            other than as a result of any repayment instalment previously made under Clause 7.1, the Loan constitutes less than the amount drawndown under this Agreement; or

(ii)           less than the full amount of the Commitment as at the date of this Agreement is drawndown under this Agreement; and

(b)           in either case following a written request from the Borrower, the Lender in its absolute discretion agrees that the Borrower may be permitted to maintain all or part of a Transaction in an amount not wholly matched with, or linked to, all or part of the Loan, the Borrower shall, within five (5) Business Days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall, in the opinion of the Lender, be adequate to secure the performance of any relevant Transaction.

8.4          Form of additional security.  The additional security referred to in Clause 8.3  shall take such form, be constituted by such documentation and be entered into by such parties, as the Lender may, in its absolute discretion, approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

8.5          Indemnity.  The Borrower shall, on the first written demand of the Lender, indemnify the Lender in respect of all expenses (including the fees of legal advisers) incurred or sustained by the Lender as a consequence of, or in relation to, the effecting of any matters or transactions referred to in Clauses 8.1, 8.2, 8.3 and 8.4.

8.6          Consequences of Transactions being terminated.  Without prejudice to or limitation of the obligations of the Borrower under Clause 8.5, if the Lender exercises any of its rights under Clauses 8.1 or 8.2 and such exercise results in all or part of a Transaction being terminated, such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default by the Borrower, and, accordingly, the Lender shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

9              CONDITIONS PRECEDENT

9.1          Documents, fees and no default.  The Lender’s obligation to make any Advance is subject to the following conditions precedent:

(a)           that, on or before the date on which the first Drawdown Notice is served, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)           that, on or before the Drawdown Date in relation to each Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)           that, on or before the first Drawdown Date, the Lender receives the arrangement fee referred to in Clause 22.1; and

(d)           in relation to each Advance, that both on the date of the Drawdown Notice and on the Drawdown Date:

(i)            no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)           the representations and warranties set out in Clauses 11.1 to 11.21 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)          none of the circumstances contemplated by Clause 4.5 has occurred and is continuing;

(e)           that on the Drawdown Date in relation to any Advance the representations and warranties set out in Clauses 11.22 to 11.26 would be true and not misleading;

(f)            that, if the ratio set out in Clause 16.2 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under Clause 16; and

(g)           that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower before the Drawdown Date in relation to any Advance.

9.2          Waivers of conditions precedent.  If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 14 days after the Drawdown Date (or such longer period as the Lender may in its sole and absolute discretion, specify).

10           GUARANTEE

10.1        Guarantee and indemnity.  Each New Owner unconditionally and irrevocably:

(a)           guarantees the due payment of all amounts payable by the Borrower and each other New Owner under or in connection with this Agreement, every other Finance Document and the Master Agreement;

(b)           undertakes to pay to the Lender, on the Lender’s demand, any such amount which is not paid by the Borrower or any other New Owner when payable; and

(c)           fully indemnifies the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with any obligation or liability guaranteed by that New Owner being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover;

(all such amount being collectively called “Guaranteed Obligations”.)

10.2        No limit on number of demands.  The Lender may serve more than one demand under Clause 10.1.

10.3        Principal and independent debtor.  Each New Owner shall be liable under this Clause 10 as a principal and independent debtor and accordingly it shall not have, as regards this Clause 10, any of the rights or defences of a surety.

10.4        Waiver of rights and defences.  Without limiting the generality of Clause 10.3, each New Owner shall neither be discharged by, nor have any claim against the Lender in respect of, nor shall the security constituted by the Finance Documents to which that New Owner is a party be released or impaired by reason of:

(a)           any amendment or supplement being made to the Finance Documents or the Master Agreement;

(b)           any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents or the Master Agreement;

(c)           any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents or the Master Agreement;

(d)           any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)           any other Finance Document, the Master Agreement or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

10.5        Immediate recourse.  Each New Owner waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that New Owner under this Clause 10.

10.6        Method of payments.  Any amount due under this Clause 10 shall be paid:

(a)           in immediately available funds;

(b)           to such account as the Lender may from time to time notify to the relevant New Owner;

(c)           without any form of set-off, cross-claim or condition; and

(d)           free and clear of any tax deduction except a tax deduction which that New Owner is required by law to make.

10.7        Grossing-up for taxes.  If a New Owner is required by law to make a tax deduction, the amount due to the Lender shall be increased by the amount necessary to ensure that the Lender receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

10.8        Accrual of interest.  Any amount due under this Clause 10 shall carry interest after the date on which the Lender demands payment of it until it is actually paid, unless interest on that same amount also accrues due from the Borrower or the applicable other New Owner under this Agreement or the relevant other Finance Document.

10.9        Calculation of interest.  Interest under this Clause 10 shall be calculated and accrue in the same way as interest under Clause 6.

10.10      Guarantee extends to interest payable under Agreement.  For the avoidance of doubt, it is confirmed that this Clause 10 covers all interest payable under this Agreement, including that payable under Clause 6.

10.11      Subordination of rights of New Owner.  All rights which a New Owner at any time has (whether in respect of this Clause 10 or any other transaction) against the Borrower or any other New Owner, any other Security Party or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and the Master Agreement;  and in particular, a New Owner shall not:

(a)           claim, or in a bankruptcy of the Borrower or any other Security Party prove for, any amount payable to that New Owner by the Borrower or any other Security Party, whether in respect of this Clause 10 or any other transaction;

(b)           take or enforce any Security Interest for any such amount;

(c)           claim to set-off any such amount against any amount payable by that New Owner to the Borrower or any other Security Party; or

(d)           claim any subrogation or other right in respect of any Finance Document or the Master Agreement or any sum received or recovered by the Lender under a Finance Document or the Master Agreement.

10.12      No requirement to commence proceedings.  The Lender will not need to commence any proceedings under, or enforce any Security Interest created by, Agreement, any other Finance Document or the Master Agreement before claiming or commencing proceedings under this Clause 10.

10.13      Conclusive evidence of certain matters.  However, as against a New Owner:

(a)           any judgment or order of a court in England or Bermuda in connection with this Agreement; and

(b)           any statement or admission of the Borrower in connection with this Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

10.14      Suspense account.  The Lender may, for the purpose of claiming or proving in a bankruptcy of the Borrower or any other Security Party, place any sum received or recovered under or by virtue of this Clause 10 or any Security Interest connected with it on a separate suspense or other nominal account without applying it in satisfaction of the Borrower’s obligations under this Agreement.

10.15      Joint and several liability.  All liabilities and obligations of the New Owners under this Agreement shall, whether expressed to be so or not, be joint and several (but so that the liability in respect of the guarantee of each other New Owner shall be joint and several with the New Owners other than the New Owner whose liabilities are guaranteed).  The liabilities and obligations of a New Owner shall not be impaired by:

(a)           this Agreement being or later becoming void, unenforceable or illegal as regards any other New Owner;

(b)           the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other New Owner;

(c)           the Lender releasing any other New Owner or any Security Interest created by a Finance Document or the Master Agreement; or

(d)           any combination of the foregoing.

10.16      New Owner’s Right of Contribution.  At any time a payment in respect of the Guaranteed Obligations is made under this Clause 10, the right of contribution of each New Owner against each other New Owner shall be determined as provided in the immediately following sentence, with the right of contribution of each New Owner to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Clause 10.  At any time that a Relevant Payment is made by a New Owner that results in the aggregate payments made by such

New Owner in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such New Owner’s Contribution Percentage (as defined below) of the aggregate payments made by all New Owners in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such New Owner shall have a right of contribution against each other New Owner who has made no payment or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other New Owner’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all New Owners in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such New Owner and the denominator of which is the Aggregate Excess Amount of all New Owners multiplied by (y) the Aggregate Deficit Amount of such other New Owner.  A New Owner’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation.  As used in this Clause 10:  (i) each New Owner’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such New Owner by (y) the aggregate Adjusted Net Worth of all New Owners; (ii) the “Adjusted Net Worth” of each New Owner shall mean the greater of (x) the Net Worth (as defined below) of such New Owner and (y) zero; and (iii) the “Net Worth” of each New Owner shall mean the amount by which the fair saleable value of such New Owner’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Clause 10) on such date.  Each of the New Owners recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each New Owner has the right to waive its contribution right against any New Owner to the extent that after giving effect to such waiver such New Owner would remain solvent, in the determination of the Lender.

10.17      No Fraudulent Conveyance.  Each New Owner and the Lender (by its acceptance of the benefits of the provisions of this Clause 10) hereby confirms that it is its intention that the provisions of this Clause 10 not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law of the United States of America or any state thereof, or of the Republic of Liberia.  To effectuate the foregoing intention, each New Owner and the Lender (by its acceptance of the benefits of the provisions of this Clause 10) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such New Owner shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such New Owner that are relevant under such laws and after giving effect to any rights to contribution of such New Owner from the other New Owners pursuant to Clause 10.16 (calculated as if such maximum amount had been discharged in full by such New Owner) result in the Guaranteed Obligations of such New Owner in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

11           REPRESENTATIONS AND WARRANTIES

11.1        General.  The Borrower and each New Owner represents and warrants to the Lender as set out in this Clause 11.

11.2        Status

(a)           The Borrower and each New Owner is duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its organisation;

(b)           The Borrower is listed on the NASDAQ stock exchange.

11.3        Share capital and ownership.  Each New Owner has an authorised share capital of $500 registered shares without par value, all of which shares have been fully paid, and the legal title and beneficial ownership of all of these shares is held (free of any Security Interest or other claim) by the Borrower.  The Borrower has no subsidiaries other than the Existing Owners and the New Owners.

11.4        Corporate power and action.  The Borrower and each New Owner has the corporate capacity, and has taken all corporate or shareholder action and obtained all consents, licences, approvals and authorisations necessary for it:

(a)           in the case of each New Owner, to execute the relevant Conditional Sale Agreement Transfer, to purchase and pay for the Ship under the relevant Conditional Sale Agreement Transfer and to register the relevant Ship in its name under the Designated flag;

(b)           to execute the Master Agreement and the Finance Documents to which the Borrower or each New Owner is a party; and

(c)           in the case of the Borrower, to borrow under this Agreement and to make all the payments contemplated by, and otherwise to comply with, the Master Agreement and those Finance Documents.

11.5        Consents in force.  All the consents referred to in Clause 11.4 remain in force and nothing has occurred which makes any of them liable to revocation.

11.6        Legal validity; effective Security Interests.  The Master Agreement and the Finance Documents to which the Borrower and each New Owner is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration):

(a)           constitute the Borrower’s and each New Owner’s legal, valid and binding obligations enforceable against the Borrower and each New Owner in accordance with their respective terms; and

(b)           create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

11.7        No third party Security Interests.  Without limiting the generality of Clause 11.6, at the time of the execution and delivery of each Finance Document to which it is a party;

(a)           the Borrower and each New Owner will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)           no third party will have any Security Interest or any other interest, right or claim over, in or in relation to, any asset to which any such Security Interest, by its terms, relates.

11.8        No conflicts.  The execution by the Borrower and each New Owner of the Master Agreement and each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with the Master Agreement and each such Finance Document will not involve or lead to a contravention of:

(a)           any law or regulation; or

(b)           the constitutional documents of the Borrower or any New Owner; or

(c)           any contractual or other obligation or restriction which is binding on the Borrower or any New Owner or any of their respective assets.

11.9        No withholding taxes.  All payments which the Borrower or any New Owner is liable to make under the Finance Documents and the Master Agreement may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

11.10      No default.  No Event of Default or Potential Event of Default has occurred and is continuing or will result from the purchase of a Ship by the relevant New Owner, the entry by the Borrower and each New Owner into this Agreement, the Master Agreement and the other Finance Documents to which it is a party, the making of the Loan to the Borrower or the performance by the Borrower and any New Owner of any of their obligations under this Agreement, the Master Agreement and the other Finance Documents to which they are a party.

11.11      Information.  All financial and other information furnished by or on behalf of the Borrower and any New Owner in connection with the negotiation of this Agreement and the other Finance Documents or delivered to the Lender pursuant to this Agreement or any of the other Finance Documents satisfied the requirements of Clause 12.7.

11.12      Audited accounts.  The audited and unaudited accounts which have been provided in connection with any Finance Document satisfied the requirements of Clause 12.9 and there has been no material adverse change in the financial position or state of affairs of the Borrower or any New Owner from that disclosed in the latest of those accounts.

11.13      No litigation.  No legal or administrative action involving the Borrower and any New Owner (including action relating to any alleged or actual breach of the ISM Code) has been commenced or taken or, to the knowledge of the Borrower or any New Owner, is likely to be commenced or taken and neither is there subsisting any judgment or award given against the Borrower or any New Owner before any court, board of arbitration or other body which would be likely to have a material adverse effect on the business or financial position or profitability of the Borrower or any New Owner.

11.14      Registration.  Save for such registrations and filings as are referred to in this Agreement and the other Finance Documents, it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Agreement, the Master Agreement and the other Finance Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Master Agreement or any of the other Finance Documents.

11.15      Validity and completeness of certain documents. Each Conditional Sale Agreement Transfer and the corresponding Title Transfer Documents constitute, or upon execution by the parties thereto, will constitute valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms and:

(a)           the copy of each Conditional Sale Agreement Transfer and the corresponding Title Transfer Documents delivered or to be delivered to the Lender is, or will be, a true and complete copy;

(b)           if the Conditional Sale Agreement Transfers have been executed on or prior to the date of this Agreement, no amendments or additions to any Conditional Sale Agreement Transfer have been agreed;

(c)           if the Conditional Sale Agreement Transfers have been executed on or prior to the date of this Agreement, none of the Existing Owners, the Lessor or the New Owners have waived any of their respective rights under the Conditional Sale Agreement Transfers; and

(d)           each Conditional Sale Agreement Transfer and the corresponding Title Transfer Documents have been, or will be, validly entered into pursuant to the agency powers conferred by the Lessor on each Existing Owner.

11.16      No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Existing Owners, the New Owners, the Lessor, or any other third party in connection with any Conditional Sale Agreement Transfer or the purchase by a New Owner of a Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.

11.17      Compliance with certain undertakings.  The Borrower is in compliance with Clauses 12.2, 12.12, 12.17 and 13.8.

11.18      Taxes paid.  The Borrower and each New Owner has paid all taxes applicable to, or imposed on, or in relation to, the Borrower and each New Owner, their business or the Ships.

11.19      ISM Code compliance.  All requirements of the ISM Code as they relate to the New Owners, the Approved Managers and the Ships have been complied with and, without limiting the foregoing, the New Owners have complied with the ISM Code and all other statutory and other requirements relative to their businesses and in particular have obtained and maintain a valid SMC and DOC and does not have an established place of business in any part of the United Kingdom or the United States of America.

11.20      No other Financial Indebtedness.  The Borrower and the New Owners are not liable under or in respect of any Financial Indebtedness other than (i) under the Conditional Sale Agreement Transfers, this Agreement, the Master Agreement and the other Finance Documents to which they are a party, (ii) in the case of each New Owner, Financial Indebtedness owing to the Borrower in respect of the funding by the Borrower of each New Owner with the proceeds of the relevant Advance, such further amounts as are necessary to enable each New Owner to purchase a Ship and such further amounts as the Borrower may advance to a New Owner from time to time for the purpose of providing working capital, (iii) in the case of the Borrower, under the Existing Loan Agreement and (iv) such Financial Indebtedness as shall have been notified to, and approved by, the Lender on or before the date of this Agreement.  In particular, and without prejudice to the generality of the foregoing the Borrower and the Existing Owners are not liable in respect of any Financial Indebtedness (whether actual or contingent) related to or arising out of the Lease Transactions except for the Lease Limited Recourse Provisions.

11.21      No money laundering.  The Borrower and each New Owner is acting for its own account and the borrowing of the Loan and the performance and discharge of its obligations and liabilities under this Agreement, the Master Agreement and the other Finance Documents to which it is a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

11.22      Delivery of the Ships.  Each Ship will have been re-delivered by Shell to the relevant Existing Owner pursuant to the relevant Shell Sub-charter and unconditionally delivered by the relevant Existing Owner to, and accepted by, the relevant New Owner pursuant to the relevant Conditional Sale Agreement Transfer and the corresponding Title Transfer Documents and the full purchase price payable under the Conditional Sale Agreement Transfer (including an amount in addition to the part thereof to be financed by way of the relevant Advance) will have been duly paid to the Lessor.

11.23      Registered name and ownership.  Each Ship is registered in the name of the relevant New Owner under the Designated Flag and each Ship is in the absolute and unencumbered ownership of the relevant New Owner save as contemplated by this Agreement and the other Finance Documents.

11.24      Class and seaworthiness.  Each Ship is classed specified below the name of such Ship in Schedule 3, free of all recommendations and qualifications of such Classification Society (save those notified to, and approved in writing by, the Lender) and the Ship is operationally seaworthy.

11.25      Compliance with law.  Each Ship complies with all relevant laws, regulations and requirements (statutory or otherwise) as are applicable to:

(a)           ships registered under the Designated Flag; and

(b)           a ship engaged in the same or a similar service as Ships are or are to be engaged.

11.26      Mortgage.  The relevant Mortgage is or will be duly registered against the relevant Ship as a valid first preferred ship mortgage in accordance with the laws of the Marshall Islands.

11.27      Time when representations made.  The representations and warranties in this Clause are, subject to the final sentence of this Clause 11.27, made on the date of this Agreement and shall survive the execution of this Agreement and the making of each Advance.  The representations and warranties set out in Clauses 11.1 to 11.21 shall, in addition, be deemed to be repeated on the date on which the Drawdown Notice is given and at the commencement of each Interest Period, with respect to the facts and circumstances existing at each such time, as if made at each such time.  The representation and warranties set out in Clauses 11.22 to 11.26 shall be made only on the Drawdown Date in respect of the Advance relative to the relevant Ship.

12           GENERAL UNDERTAKINGS

12.1        Duration.  The Borrower and each New Owner shall comply with this Clause 12 at all times during the Security Period except as the Lender may otherwise permit (and the Borrower will procure compliance by each New Owner with each of the undertakings in this Clause 12 which relate to a New Owner).

12.2        Negative pledge.  The Borrower and the New Owners shall not create, assume or permit to exist any Security Interest upon the Ships, the Insurances or the Earnings or any of their respective other present or future assets (including, but not limited to, the Borrower’s rights against the Lender under the Master Agreement, all or any part of the Borrower’s interest in any amount payable to the Borrower by the Lender under the Master Agreement or any of the shares in each New Owner and each Existing Owner) except (i) in the case of each New Owner, Permitted Security Interests, (ii) in the case of the Borrower, cash security in favour of the Existing Swap Counterparty in an amount not exceeding one fifth of the mark-to-market exposure of the Existing Swap Counterparty on each Drawdown Date and not exceeding $4,500,000 in aggregate for a period expiring not later than 31 August 2004 or (iii) as contemplated by the Finance Documents (including, for the avoidance of doubt, Security Interests securing obligations under the Existing Loan Agreement and the Existing Swap pending the satisfaction of those obligations as contemplated by this Agreement).

12.3        No disposal of assets.  The Borrower and the New Owners shall not (voluntarily or involuntarily) sell, convey, transfer, lease, or otherwise dispose of all or a substantial part of its assets (whether by one transaction or a series of transactions and whether related or not) and, in particular but without prejudice to be the generality of the foregoing, the Borrower will not do any of the foregoing in relation to the shares in each New Owner and each Existing Owner.

12.4        Books debts.  The Borrower and the New Owners shall not assign or otherwise dispose of any of their respective book debts.

12.5        Compliance with ISM Code.  The Borrower and the New Owners shall comply with the ISM Code and notify the Lender in writing in the event that either the DOC or SMC is withdrawn, cancelled or suspended.

12.6        Information relating to customers of the Borrower.  The Borrower and the New Owners shall produce such documents and evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time relating to the Lender’s knowledge of its customers.

12.7        Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower and the New Owners under, or in connection with, any Finance Document will be true and not misleading and will not omit any material fact or consideration.

12.8        Provision of financial statements.  The Borrower shall send (or procure that there be sent) to the Lender:

(a)           as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, the audited accounts and financial statements of the Borrower and the audited, consolidated accounts and financial statements of the Group for such financial year, such accounts and financial statements to be prepared in accordance with generally accepted accounting principles in the United States of America consistently applied, certified as to their correctness by Deloitte & Touche (or other certified or chartered accountants acceptable to the Lender); and

(b)           as soon as possible, but in no event later than 60 days after the end of each of the first three financial quarters of each financial year of the Borrower, the unaudited accounts and financial statements of the Borrower and the unaudited, consolidated accounts and financial statements of the Group for such financial quarter, such accounts and financial statements to be prepared in accordance with generally accepted accounting principles in the United States of America consistently applied, certified as to their correctness by the Chief Financial Officer of the Borrower.

12.9        Form of financial statements.  All accounts and financial statements (audited and unaudited) delivered under Clause 12.8 (a) and (b) will:

(a)           give a true and fair view of the state of affairs of the Borrower and the Group, respectively, at the date of those accounts and of their profit for the period to which those accounts relate; and

(b)           fully disclose or provide for all significant liabilities of the Borrower and the Group, respectively.

12.10      Provision of other information.  The Borrower and the New Owners shall send (or procure that there be sent) to the Lender:

(a)           promptly upon the same being entered into (and without the need for any request from the Lender), a copy of any charterparty for the Ships and any addenda thereto;

(b)           as soon as the same are instituted (or, to the knowledge of the Borrower or a New Owner, threatened), details of any litigation, arbitration or administrative proceedings against or involving the Borrower, a New Owner, the Approved Managers or a Ship (including any actual breach of the ISM Code) which is likely to have a material adverse effect on the Borrower or a New Owner or the operation of a Ship;

(c)           promptly upon being sent, copies of all communications to its shareholders (or any class of them) and/or creditors generally (or any class of them);

(d)           from time to time, and on demand, such additional financial or other information (including but not limited to the ISM Code Documentation) relating to the Borrower or a New Owner and/or a Ship as may be requested by the Lender;

(e)           promptly, upon request by the Lender, evidence satisfactory to the Lender that all Taxes payable by the Borrower or any New Owner have been paid and discharged in full when due; and

(f)            any documents filed with the United States Securities and Exchange Commission.

12.11      Consents.  The Borrower and each New Owner shall obtain and promptly renew from time to time, and will promptly furnish certified copies to the Lender of, all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Borrower and the New Owners to perform its obligations under this Agreement, the Master Agreement and the other Finance Documents to which they are a party or required for the validity or enforceability of this Agreement, the Master Agreement and the other Finance Documents to which they are a party or required to enable the New Owners to continue to own and operate the Ships, and the New Owners shall comply with their terms.

12.12      Business. Each New Owner shall not conduct any business or activity other than the ownership, chartering and operation of its Ship.

12.13      Conditional Sale Agreement Transfer.  The Borrower and the New Owners shall not agree to any amendment to, or waive or fail to enforce any provisions of, a Conditional Sale Agreement Transfer.  The Borrower further undertakes:

(a)           whether or not all or any of the Conditional Sale Agreement Transfers have been executed at the date of this Agreement, to procure that each Existing Owner sells and transfers its Ship to the relevant New Owner promptly upon that Ship being re-delivered pursuant to the Shell Sub-charter, and each New Owner undertakes so to acquire the relevant Ship; and

(b)           to procure that each Existing Owner enforces its rights against SIPC in respect of the re-delivery of each Ship pursuant to the Shell sub-charter.

12.14      Approved Managers.  Each Ship shall be managed by the Approved Managers and the New Owners shall not employ a manager of the Ships other than the Approved Managers, nor change the terms and conditions of the management of the Ships other than upon such terms and conditions as the Lender shall approve.  If for any reason ICB Shipping (Bermuda) Ltd. ceases to be retained as general financial manager of the Borrower, the Borrower shall appoint a new general financial manager approved by the Lender, such approval not to be unreasonably withheld.

12.15      Confirmation of no default.  The Borrower shall, within 2 Business Days after service by the Lender of a written request, provide the Lender with a notice which is signed by 2 directors of the Borrower and which:

(a)           states that no Event of Default or Potential Event of Default has occurred; or

(b)           states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

12.16      Notification of default.  The Borrower shall notify the Lender as soon as the Borrower becomes aware of:

(a)           the occurrence of an Event of Default or a Potential Event of Default; or

(b)           any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and shall keep the Lender fully up-to-date with all developments.

12.17      Principal place of business.  The Borrower and each New Owner shall maintain its place of business, and keep its corporate documents and records, at Hamilton, Bermuda; and the Borrower and each New Owner will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than Bermuda.

12.18      Undertaking in favour of agent.  The Borrower and the New Owners hereby confirm that the undertaking contained in Clause 12.13 is also given to, and may be independently relied upon by, The Royal Bank of Scotland plc in its capacity as agent under the Existing Loan Agreement.

13           CORPORATE AND FINANCIAL UNDERTAKINGS

13.1        Duration.  The Borrower and each New Owner shall comply with this Clause 13 at all times during the Security Period except as the Lender may otherwise permit (and the Borrower will procure compliance by each New Owner with each of the undertakings in this Clause 13 which relate to a New Owner).

13.2        Maintenance of corporate status.

(a)           The Borrower and each New Owner shall maintain its corporate status as a body corporate, duly organised and validly existing and in good standing under the laws of Bermuda (in the case of the Borrower) and Liberia (in the case of each New Owner) and neither the Borrower nor any New Owner shall amend, or permit to be amended, its constitutional documents;

(b)           The Borrower shall remain a listed company on the NASDAQ stock exchange unless the prior written consent is obtained from the Lender to the contrary.

13.3        Share capital.  The Borrower shall not reduce its issued share capital.

13.4        No distributions.  The Borrower shall not declare or pay any dividend or make any other distribution of its assets or profits to any stockholder unless:

(a)           Clause 13.6 will be complied with after the payment of any such dividend or other distribution;

(b)           cashflow forecasts for the 12 months following the proposed payment (based on assumptions acceptable to and approved by the Lender) have been delivered to and approved by the Lender confirming that all operational costs, repayment instalments under Clause 7 and interest payments under Clause 4 can be met from the projected income of the Ships;

(c)           there is no deferral in repayment pursuant to Clause 7.2 (b) for the period to which the dividend or other distribution relates; and

(d)           no Event of Default of Potential Event of Default has occurred and is continuing.

13.5        Subsidiaries etc.  The Borrower shall not consolidate or amalgamate with, or merge into, any other entity and shall not form or acquire any further subsidiaries (other than the Existing Owners and the New Owners).

13.6        Minimum Liquid Assets.  The Borrower shall at all times throughout the Security Period ensure that there are Liquid Assets of not less than Ten million Dollars ($10,000,000).

13.7        Prohibition against Borrower granting Financial Indebtedness.  The Borrower shall not make available to any person any Financial Indebtedness other than Financial Indebtedness made available by the Borrower to each New Owner by way of the funding by the Borrower of each New Owner with the proceeds of the relevant Advance, such further amounts as are necessary to enable each New Owner to purchase a Ship and such further amounts as the Borrower may advance to a New Owner from time to time for the purpose of providing working capital.

13.8        Prohibition against New Owners granting Financial Indebtedness.  Each New Owner shall not make available to any person any Financial Indebtedness.

13.9        Prohibition against incurring Financial Indebtedness.  The Borrower and each New Owner shall not incur any Financial Indebtedness nor make any commitment to incur Financial Indebtedness except:

(a)           Under this Agreement, the Master Agreement and the other Finance Documents;

(b)           In the case of the Borrower, under the Existing Loan Agreement and the Existing Swap (such Financial Indebtedness to be reduced and ultimately satisfied with the proceeds of sale of each Ship to a New Owner); or

(c)           In the case of each New Owner, as referred to in (ii) of Clause 11.20; or

(d)           In the ordinary course of business and in an amount not exceeding in aggregate One million Dollars ($1,000,000) per Ship outstanding at any one time.

13.10      Prohibition on requiring further tonnage.  The Borrower and each New Owner will not acquire, or commit to acquire any ships other than the Ships.

13.11      Restrictions on payments.  The Borrower and each New Owner shall not make any payment to any person except in connection with the administration of the Borrower and the New Owners or the operation and/or repair of the Ships, the servicing and repayment of the Loan or as otherwise permitted by, or pursuant to, this Agreement, the other Finance Documents and the Master Agreement.

13.12      Lease Limited Recourse Provisions.  The Borrower will not, and will procure that each Existing Owner will not, vary, amend, release or fail to enforce any of the provisions of the Lease Limited Recourse Provisions.  The Borrower will further procure that each Existing Owner:

(a)           complies with its obligations under the Lease Limited Recourse Provisions;

(b)           maintains its status as a body corporate, duly organised and validly existing and in good standing under the laws of the Cayman Islands;

(c)           shall not incur any Financial Indebtedness (other than the Lease Limited Recourse Provisions); and

(d)           will not grant any Security Interest to any person.

13.13      Subordination of rights of Borrower and New Owners.  All rights which the New Owners and the Borrower at any time may have (whether in respect of this Agreement or any other transaction) against any New Owner (in the case of the Borrower) the Borrower (in the case of any New Owner), any Security Party or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents; in particular:

(a)           the Borrower shall not:

(i)            claim, or in a bankruptcy of any New Owner or any Security Party or prove for, any amount payable to the Borrower by any New Owner or any Security Party, whether in respect of this Agreement, any Finance Document or any other transaction;

(ii)           take or enforce any Security Interest for any such amount;

(iii)          claim to set-off any such amount against any amount payable to the Borrower by any New Owner or any Security Party; or

(iv)          claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by the Lender under a Finance Document; and

(b)           a New Owner shall not:

(i)            claim, or in bankruptcy of the Borrower, any other New Owner or any other Security Party or prove for, any amount payable to that New Owner by the Borrower, any other New Owner or any other Security Party, whether in respect of this Agreement, any Finance Document or any other transaction;

(ii)           take or enforce any Security Interest for any such amount;

(iii)          claim to set-off any such amount against any amount payable to that New Owner by the Borrower, any other New Owner or any other Security Party; or

(iv)          claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by the Lender under a Finance Document.

14           INSURANCE

14.1        General.  The Borrower shall procure that each New Owner will comply with this Clause 14 in respect of its Ship at all times during the Security Period, and each New Owner undertakes so to comply, except as the Lender may otherwise permit.

14.2        Risks to be covered by obligatory insurances.  Each New Owner shall keep its Ship insured at its own expense against:

(a)           fire and usual marine risks (including hull and machinery and excess risks);

(b)           war risks;

(c)           protection and indemnity risks (without any exclusion for any Environmental Incident); and

(d)           any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that New Owner to insure and which are specified by the Lender by notice to that New Owner.

14.3        Terms of obligatory insurances.  Each New Owner shall effect the insurances referred to in Clause 14.2:

(a)           in Dollars;

(b)           in the case of the insurance against fire and usual marine risks and war risks, in such amounts (but not less than the greater of):

(i)            the market value of its Ship on the basis of a sale free of charter for prompt delivery for cash on normal commercial terms and at arms’ length as between a willing seller and a willing buyer (as conclusively certified by an independent shipbroker appointed by the Lender); and

(ii)           such amount as, when aggregated with the amount for which the other Ships are insured, is equal to the Required Percentage of the amount of the Loan,

and upon such terms as shall from time to time be approved in writing by the Lender.

“Required Percentage”  means 110% or (i) if only two Ships remain as security for the Loan, 115% or (ii) if only one Ship remains as security for the Loan, 120%.

(c)           in the case of protection and indemnity, including oil pollution liability risks, for an aggregate amount equal to the highest amount in respect of which cover is ordinarily available from protection and indemnity associations that are members of the International Group of Protection and Indemnity Associations and in the international marine insurance market;

(d)           in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(e)           on terms approved by the Lender;

(f)            through such brokers (the “approved brokers”) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Lender provided that the insurances in respect of such war risks and protection and indemnity risks may be effected by entry of the Ship, on terms approved by the Lender in writing, in war risks and protection and indemnity risks associations as shall from time to time be approved in writing by the Lender; and

(g)           if so required by the Lender (but without, as between the relevant New Owner and the Lender, liability on the part of the Lender for premiums or calls) with the Lender named as co-assured.

14.4        Further protections for the Lender.  In addition to Clause 14.3, the obligatory insurances shall:

(a)           whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)           name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)           provide that all payments by, or on behalf of, the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)           provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)           provide that the Lender may make proof of loss if the relevant New Owner fails to do so.

14.5        Renewal of obligatory insurances.  Each New Owner shall:

(a)           at least 21 days before the expiry of any obligatory insurance or contract for such insurance:

(i)            notify the Lender of the brokers (or other insurers) and any war risks and protection and indemnity risks association through or with which that New Owner proposes to renew those insurances and of the proposed terms of renewal; and

(ii)           obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)           before the expiry of any obligatory insurance or contract for such insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)           procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall, promptly after the renewal, notify the Lender in writing of the terms and conditions of the renewal.

14.6        Copies of policies; letters of undertaking.  Each New Owner shall ensure that the approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)           they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 14.4;

(b)           they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)           they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)           they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from or on behalf of the relevant New Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions;

(e)           they will not set off against any sum recoverable in respect of a claim relating to the Ship under the obligatory insurances any premiums or other amounts due to them or any relevant other person whether in respect of the relevant Ship or otherwise;

(f)            they waive any lien on the policies or on any sums received under them which they might have in respect of such premiums or other amounts;

(g)           they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(h)           they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

14.7        Copies of certificates of entry.  Each New Owner shall ensure that any war risks and protection and indemnity risks association in which its Ship is entered provides the Lender with:

(a)           a certified copy of the certificate of entry for its Ship;

(b)           a letter of undertaking in such form as may be required by the Lender; and

(c)           a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

14.8        Deposit of original policies.  Each New Owner shall ensure that all policies relating to obligatory insurances or contracts for such insurances are deposited with the approved brokers through which the insurances are effected or renewed.

14.9        Payment of premiums.  Each New Owner shall punctually pay all premiums, calls, contributions or other sums payable in respect of the obligatory insurances or contracts for such insurances and produce all relevant receipts when so required by the Lender.

14.10      Guarantees.  Each New Owner shall ensure that any guarantees required by a war risks or protection and indemnity risks association are promptly issued and remain in full force and effect.

14.11      Compliance with terms of insurances.  No New Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)           each New Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 14.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)           no New Owner shall make any changes relating to the classification or classification society or manager or operator of its Ship approved by the underwriters of the obligatory insurances;

(c)           each New Owner shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)           no New Owner shall employ its Ship, nor allow it to be employed, otherwise than in conformity with the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.12      Alteration to terms of insurances.  No New Owner shall either make or agree to any alteration to any obligatory insurance nor waive any right relating to any obligatory insurance.

14.13      Settlement of claims.  No New Owner shall settle, compromise or abandon any claim under any obligatory insurance for a Total Loss or for a Major Casualty, and shall do all things necessary and shall provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

14.14      Provision of copies of communications.  Each New Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that New Owner and:

(a)           the approved brokers; and

(b)           the approved war risks and protection and indemnity risks associations; and

(c)           the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)            that New Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)           any credit arrangements made between that New Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances or contracts relating to such insurances.

14.15      Provision of information.  In addition, each New Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)           obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)           effecting, maintaining or renewing any such insurances as are referred to in Clause 14.16 or dealing with or considering any matters relating to any such insurances,

and the Borrower and the New Owners (jointly and severally) shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

14.16      Mortgagee’s interest and Mortgagee’s interest additional perils insurances. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest insurance policy on each Ship and an insurance policy for the benefit of the Lender against the possible consequences of pollution involving any Ship, including without limitation, the risk of expropriation or sequestration of any Ship or the imposition of a lien or encumbrance of any kind having priority to the Security Interests created by the Mortgage, in an aggregate amount for all the Ships equal to 110% of the amount of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

14.17      Indemnity.  The Borrower and the New Owners (jointly and severally) shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with, or with a view to effecting, maintaining or renewing, any insurance referred to in Clause 14.16 or dealing with, or considering, any matter arising out of any such insurance.

14.18      Oil Pollution Act.  Each New Owner shall procure and maintain a Certificate of Financial Responsibility as required by the United States Oil Pollution Act 1990.

14.19      Endorsement of mortgagee’s interest.  Without prejudice to Clauses 14.3 and 14.4, each New Owner shall procure the interest of the Lender shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the obligatory or other insurances by means of a loss payable and notice of cancellation clause reflecting the terms of proviso (b) to Clause 3.1 of the General Assignment and a notice of assignment signed by the relevant New Owner, each in such form as shall from time to time be approved in writing by the Lender.

14.20      Application of insurances proceeds.  Each New Owner shall apply all such sums receivable in respect of the obligatory or other insurances as are paid to the Lender in accordance with proviso (b)(iii) to Clause 3.1 of the relevant General Assignment for the purpose of making good the loss and fully repairing all damage in respect of which the insurance moneys shall have been received.

14.21      Changing requirements.  The Lender shall be entitled to review the requirements of this Clause 14 from time to time in order to take account of changes in circumstances after the date of this Agreement (such changes in circumstances to include, without limitation, changes in the Ships’ trading patterns, changes in applicable law and changes in the price and availability of insurance coverage).  The Lender may notify the Borrower and the New Owners in writing from time to time of any modification to the requirements of this Clause 14 which the Lender shall reasonably specify and any such notification shall be binding on the Borrower and the New Owners and shall take effect as an amendment to this Clause 14.

15           SHIP COVENANTS

15.1        General.  The Borrower shall procure that each New Owner shall comply with this Clause 15 in respect of its Ship at all times during the Security Period, and each New Owner undertakes so to comply, except as the Lender may otherwise permit.

15.2        Ship’s name and registration.  Each New Owner shall:

(a)           keep its Ship registered in its name under the Designated Flag and current port of registry;

(b)           not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and

(c)           not change the name or port of registry of its Ship.

15.3        Classification.  Each New Owner shall keep its Ship in a good and safe condition and state of repair:

(a)           consistent with first-class ship ownership and management practice;

(b)           so as to maintain its Ship’s present class (as specified below the name of such Ship in Schedule 4) free of overdue recommendations and conditions affecting its Ship’s class (other than those notified to, and approved in writing by, the Lender); and

(c)           so as to comply with all laws and regulations applicable to vessels registered on the Designated Flag or to vessels trading to any jurisdiction to which its Ship may trade from time to time, including but not limited to the ISM Code.

15.4        Repairs and replacement.  Subject to Clause 15.6, each New Owner shall procure all repairs to, or replacement of, any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) so as not reduce the value of its Ship.

15.5        Modification.  No New Owner shall make any modification to its Ship or equipment installed her which would or might materially alter the structure, type or performance characteristics of its Ship or materially reduce her value.

15.6        Removal of parts.  No New Owner shall remove any material part of its Ship or any item of equipment installed on its Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as, or better condition than, the part or item removed, does not materially reduce the value of its Ship, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on its Ship the property of the relevant New Owner and subject to the security constituted by the relevant Mortgage Provided that a New Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

15.7        Surveys.  Each New Owner shall submit its Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

15.8        Inspection.  Each New Owner shall permit the Lender (by surveyors or other persons appointed by the Lender for that purpose) to board its Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

15.9        Prevention of and release from arrest.  Each New Owner shall promptly discharge:

(a)           all liabilities which give or may give rise to maritime or possessory liens on, or claims enforceable against, its Ship, her Earnings or Insurances;

(b)           all Taxes, dues and other amounts charged in respect of its Ship, her Earnings or Insurances; and

(c)           all other outgoings whatsoever in respect of its Ship, her Earnings or Insurances,

and, forthwith upon receiving notice of the arrest of its Ship, or of her detention in exercise purported exercise of any lien or claim, the relevant New Owner shall procure its release by providing bail or otherwise as the circumstances may require.

15.10      Compliance with laws etc.  Each New Owner shall:

(a)           comply, or procure compliance with the ISM Code, all Environmental Laws and all other laws or regulations relating to its Ship, its ownership, operation and management or to the business of that New Owner;

(b)           not employ its Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in Prize Court or to destruction, seizure or confiscation; and

(c)           in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit its Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless that New Owner has (at the New Owner’s expense) effected any special, additional or modified insurance cover as may be necessary to ensure that the Ship remains insured in accordance with the provisions of this Agreement.

15.11      Provision of information.  Each New Owner shall promptly provide the Lender with any information which it requests regarding:

(a)           its Ship, its employment, position and engagements;

(b)           the Earnings of its Ship;

(c)           payments made and amounts due to the master and crew of the Ship owned by it;

(d)           any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of its Ship;

(e)           any other payments made in respect of its Ship;

(f)            any towages and salvages;

(g)           the relevant New Owner’s, the Approved Managers’ or the relevant Ship’s compliance with the ISM Code,

and, upon the Lender’s request, the relevant New Owner shall provide copies of any current charter relating to its Ship, of any current charter guarantee and of its Ship’s Safety Management Certificate and the Document of Compliance.

15.12      Notification of certain events.  Each New Owner shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)           any casualty to its Ship which is or is likely to be or to become a Major Casualty;

(b)           any occurrence as a result of which its Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)           any material requirement or recommendation made by any insurer, classification society or any competent authority in respect of its Ship which is not immediately complied with;

(d)           any arrest or detention of its Ship, any exercise or purported exercise of any lien on its Ship or its Earnings or any requisition of its Ship for hire;

(e)           any intended dry docking of its Ship;

(f)            any Environmental Claim made against that New Owner or in connection with its Ship, or any Environmental Incident;

(g)           any claim for breach of the ISM Code being made against that New Owner, the Approved Managers or otherwise in connection with its Ship; or

(h)           any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code not being complied with,

and that New Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that New Owner’s, the Approved Managers’ or any other person’s response to any of those events or matters.

15.13      Restrictions on chartering, appointment of managers etc.  No New Owner shall:

(a)           let its Ship on demise charter for any period (other than by the applicable Shell Sub-charter);

(b)           enter into any time or consecutive voyage charter in respect of its Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)           enter into any charter in relation to its Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)           charter its Ship otherwise than on bona fide arm’s length terms at the time when the Ship owned by it is fixed;

(e)           appoint a manager of its Ship other than the Approved Managers or agree to any alteration to the terms of the Approved Managers’ appointment;

(f)            de-activate or lay up its Ship; or

(g)           put its Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to the

Lender a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or for any other reason;

(h)           the Lender shall not unreasonably withhold its consent to the Ship being put into the possession of any person for the purpose of work being done upon it in an amount exceeding that set out in sub-clause (g) above and without the written undertaking referred to therein, having regard to the such factors as the Lender, acting reasonably, considers relevant at the applicable time.

15.14      Notice of Mortgage.  Each New Owner shall keep the relevant Mortgage registered against its Ship as a valid first preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of its Ship a framed printed notice stating that that Ship is mortgaged by that New Owner to the Lender.

15.15      Sharing of Earnings.  No New Owner shall enter into any agreement or arrangement for the sharing of any Earnings of its Ship.

15.16      Books of account.  Each New Owner shall keep proper books of account in respect of its Ship and the Earnings of its Ship and, as and when the Lender so requires, the Borrower shall make such books available for inspection on behalf of the Lender.

15.17      Wages etc.  Each New Owner shall furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the master and crew of its Ship are being regularly paid and that all deductions from their wages in respect of tax and/or social security liability are being properly accounted for and that that Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

16           SECURITY COVER

16.1        Duration.  The Borrower shall comply with the following provisions of this Clause 16 at all times during the Security Period except as the Lender may otherwise permit.

16.2        Minimum required Security Cover.  If, and so often as, the aggregate, charter-free market value of the Ships (as determined in accordance with Clauses 16.5 and 16.6) plus the market value of any additional security for the time being actually provided to the Lender pursuant to Clause 16.3 falls below 125 per cent. of the aggregate of:

(a)           the Loan; and

(b)           such amount (the “Termination Amount”) as determined by the Lender in its absolute discretion as the amount due from the Borrower on terminating any Transaction under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Agreement) effected by the Lender after an Event of Default, the Borrower shall, within 10 days of being notified by the Lender of such requirement (which notification shall be conclusive and binding on the Borrower), comply with Clause 16.3 or 16.4.

16.3        Provision of additional security.  Subject to Clause 16.4, on receipt of the notification referred to in Clause 16.2, the Borrower shall, within 10 days of receipt of the notification, provide the Lender with, or procure the provision to the Lender of, such additional security as shall, in the opinion of the Lender, be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into by such parties as the Lender in its absolute discretion may approve or require.

16.4        Prepayment of Loan.  If the Borrower does not make proposals satisfactory to the Lender in relation to the additional security referred to in Clause 16.3 within 5 days of the date of the receipt by the Borrower of the Lender’s notification referred to in Clause 16.2, the Borrower shall be deemed to have elected to prepay (subject to, and in accordance with, Clauses 7.5, 7.8, 7.9 and 7.10), such part of the Loan as will ensure that the market value (as determined in accordance with Clauses 16.5 and 16.6) of the Ships plus the market value of any additional security for the time being actually provided to the Lender pursuant to Clause 16.3 is, after such prepayment, at least 125 per cent. of the aggregate of (a) the Loan and (b) the Termination Amount.

16.5        Market value of the Ships.  For the purposes of this Clauses 16.3 and 16.4, the market value of each Ship shall be determined (at the expense of the Borrower and the New Owners, jointly and severally) at any time as the Lender may request by obtaining the arithmetic mean of three valuations, one of which shall be from an independent sale and purchase shipbroker based in London and nominated by the Lender and the other two of which shall be by independent sale and purchase shipbrokers or other experts to be agreed upon by the Borrower and the Lender.  If the Borrower fails to nominate two shipbrokers or other experts within five days of a notification in writing from the Lender to that effect, or if the Borrower and the Lender cannot within five days agree on the identity of the two shipbrokers or other experts nominated by the Borrower, the market value of each Ship shall be determined solely by the valuation provided by the shipbroker or other expert nominated by the Lender.

16.6        Procedure for valuation.  For the purposes of ascertaining the market value referred to in Clause 16.5, such valuation shall be made with or without physical inspection of the Ships (as the Lender may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.  The Borrower and the New Owners shall accept the market value determined in accordance with Clause 16.5 as conclusive evidence of the market value of each Ship.

16.7        Provision of information.  The Borrower and the New Owners shall supply to the Lender and to any such shipbroker or other expert such information concerning the Ships and their condition as such shipbroker or other expert may require for the purpose of making a valuation.

16.8        Market value of additional security.  For the purpose of this Clause 16, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender to assign any reason therefor.  If any additional security provided includes any vessels the market value of such vessels will be determined in accordance with Clause 16.5.

16.9        Additional documentation.  In connection with any additional security provided in accordance with this Clause 16, the Lender shall be entitled to receive certified copies of such documents of the kind referred to in paragraphs 1, 2, 3, 4 and 13 of Part A of Schedule 2 and such favourable legal opinions as the Lender shall, in its absolute discretion, require.

16.10      Payment of valuation expenses.  Without prejudice to the generality of Clauses 23.2, 23.3 and 23.4, the Borrower and the New Owners (jointly and severally) shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

17           APPLICATION OF EARNINGS

17.1        Duration.  The Borrower shall comply with this Clause 17 at all times during the Security Period except as the Lender may otherwise permit.

17.2        Location of Accounts.  The Borrower shall comply with any written requirement of the Lender from time to time as to the location or re-location of the Operating Account and the Retention Account (or either of them) and shall, from time to time, enter into such documentation as the Lender may require in order to create or maintain in favour of the Lender a Security Interest in the Operating Account and the Retention Account, all at the cost and expense of the Borrower.

17.3        Earnings to Operating Account.  Subject only to the provisions of each General Assignment, all the Earnings of each Ship shall be paid to the Operating Account.

17.4        Transfers to Retention Account.  During each month of the Security Period (but by no later than, in the case of the first such month, the date falling fifteen (15) days after the first Drawdown Date and, in the case of each subsequent month, the same date of that month), these shall be transferred from the Operating Account to the Retention Account out of the aggregate amount of Earnings received in the Operating Account during the preceding month:

(a)           one third (1/3rd) of the amount of the repayment instalment specified in Clause 7.1 falling due for payment on the next following Repayment Date (but prior to the first Repayment Date, the monthly amount shall be such lesser amount as shall reflect the number of months from the first Drawdown Date to the first Repayment Date); and

(b)           the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement or, if smaller, the relevant fraction of the aggregate of net payments under the Master Agreement and any balance of interest due under this Agreement; and

(c)           the relevant fraction of any net payment due under the Master Agreement in excess of the relevant fraction under paragraph (b) above in relation to that part of the Loan the subject of a Transaction.

17.5        Definition of “relevant fraction”.  The expression “relevant fraction” means:

(a)           in relation to an amount of interest on the Loan falling due for payment, a fraction (which shall be notified by the Lender to the Borrower at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be three; and

(b)           in relation to a net payment due under the Master Agreement, a fraction (as notified by the Lender to the Borrower) where the numerator is always one and where the denominator is that number of months in the Calculation Period in respect of any relevant Transaction under the Master Agreement.

17.6        Insufficient Earnings.  If the aggregate amount of Earnings received in the Operating Account is insufficient in any month for the required transfers to be made in full from the Operating Account to the Retention Account in accordance with Clause 17.4, the Borrower and the New Owners (jointly and severally) shall make up the amount of the insufficiency on demand from the Lender but, without prejudice to its right to make such demand, the Lender may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 17.4 from the aggregate amount of Earnings received in the next or subsequent months.

17.7        Application of credit balance on Retention Account.  Until the occurrence of an Event of Default or Potential Event of Default, the Lender shall:

(a)           on each Repayment Date, apply in accordance with Clause 19.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the repayment instalment specified in Clause 7.1 then due under this Agreement and such application shall constitute satisfaction to a similar extent and amount of the Borrower’s obligations to pay such repayment instalment then due under this Agreement;

(b)           where no Transaction has been entered into under the Master Agreement or a Transaction has been entered into under the Master Agreement in respect of part only of the Loan, on each due date for payment of interest under this Agreement, apply in accordance with Clause 19.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the interest then due under this Agreement (and not the subject of a Transaction) and such application shall constitute satisfaction to a similar extent and amount of the Borrower’s obligations to pay such interest then due under this Agreement; and

(c)           where a Transaction has been entered into under the Master Agreement, on each date on which a net payment becomes due for payment by the Borrower under the Master Agreement, apply in accordance with the Master Agreement the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the net amount then due from the Borrower under the Master Agreement.

17.8        No derogation from the provisions of this Agreement or the Master Agreement.  Clause 17.7 shall not, save as expressly provided, in any way affect the obligation of the Borrower to make payments of principal and interest on the due dates under this Agreement and payment of any Master Agreement Liabilities under the Master Agreement in accordance with their respective terms.

17.9        Balance on Operating Account.  Any amounts standing to the credit of the Operating Account shall, provided that the foregoing provisions of this Clause 17 are complied with and provided that no Event of Default or Potential Event of Default has occurred, be available to the Borrower for any purpose permitted by this Agreement.

17.10      Interest on Retention Account.  Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely in the opinion of the Lender to remain standing to the credit of the Retention Account.  Such interest shall, provided that the foregoing provisions of this Clause 17 are complied with and provided that no Event of Default or Potential Event of Default has occurred, be released to the Borrower on each Repayment Date.

18           EVENTS OF DEFAULT

18.1        Events of Default.  An Event of Default occurs if:

(a)           the Borrower, any New Owner or any other Security Party fails to pay when due or, if payable on demand, within 5 days of the Lender’s demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)

(i)            any breach occurs of Clauses 7.7, 8.3, 9.2, 12.2, 12.3, 12.17, 13.7, 13.8, 13.9, 13.10, 14.1, 14.2, 14.3, 14.4, 14.11, 15.2, 15.15 or 17.3; or

(ii)           the Borrower fails to provide additional security or make a prepayment of part of the Loan in the circumstances referred to in Clauses 16.2, 16.3 and 16.4 within the time limit prescribed; or

(c)           any breach by the Borrower, any New Owner or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by Clause 18.1(a) or (b) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied five (5) Business Days after written notice from the Lender requesting action to remedy the same; or

(d)           subject to any applicable grace period specified in any Finance Document, any breach by the Borrower, any New Owner or any other Security Party occurs of any provision of a Finance Document, other than a breach covered by Clause 18.1(a), (b) or (c);

(e)           any representation, warranty or statement made by, or by an officer of, the Borrower, any New Owner or any other Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or deemed to be repeated; or

(f)            any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)            any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)           any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable before its stated maturity date as a consequence of any event of default; or

(iii)          a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event (other than a termination of the Lease Transactions solely by reason of the expiry and non-renewal of the chartering of each Ship by the relevant Existing Owner to Shell International Petroleum Company Limited); or

(iv)          any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility or contract as a result of any event of default; or

(v)           any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)           any of the following occurs:

(i)            a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)           any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration, distress or any form of freezing order in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency and the same is not released within 14 days; or

(iii)          any administrative receiver or other receiver is appointed over any asset of a Relevant Person; or

(iv)          any step is taken in relation to the appointment of an administrative receiver of a Relevant Person; or

(v)           an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person;

(vi)          a resolution is passed, an application to a court is made or any other step is taken by a creditor of a Relevant Person (other than the holder of Security Interests which together relate to all or substantially all of the assets of that Relevant Person) for the appointment of an administrator in respect of that Relevant Person, unless:

(A)          the proposed administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead;

(B)           the application is dismissed or withdrawn within 30 days of being made; and

(C)           that Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(vii)         an administration notice is given or filed, a resolution is passed, an application to a court is made or any other step is taken by:

(A)          the members of a Relevant Person,

(B)           the directors of a Relevant Person, or

(C)           a creditor that is a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person,

for or with a view to the appointment of an administrator in respect of that Relevant Person; or

(viii)        a resolution is passed, an application to a court is made or any other step is taken by a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the appointment of an administrator in respect of a Relevant Person; or

(ix)           a petition is presented to a court, a resolution is passed, or any other step is taken for or with a view to the appointment of a provisional liquidator in respect of a Relevant Person unless:

(A)          the proposed appointment is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead;

(B)           the petition is dismissed or withdrawn within 30 days of being presented; and

(C)           that Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(x)            a petition is presented to a court, a resolution is passed or any other step is taken for or with a view to the winding up of a Relevant Person, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or a Security Party which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(xi)           a Relevant Person, its directors or, in any proceedings, a lawyer acting for a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that that Relevant Person is insolvent or likely to become insolvent; or

(xii)          any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (v) to (xi) above or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xiii)         in any country other than England, any event occurs or any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)           a Relevant Person or its directors petition or apply to a court for, or it or its directors take any steps to obtain or submit or present a document setting out the proposed terms of, or any other proposal for, any form of moratorium, suspension or deferral of payments, reorganisation of its debt (or certain of its debt), arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or protection in bankruptcy or any such moratorium, suspension or deferral of payments, reorganisation, arrangement or protection in bankruptcy is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(i)            the Borrower, any New Owner or any other Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(j)            an encumbrancer takes possession of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower any New Owner or any other Security Party or a Security Interest (other than in favour of the Lender) is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower, any New Owner or any other Security Party; or

(k)           it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)            for the Borrower, any New Owner or any other Security Party to discharge any liability under a Finance Document or a Conditional Sale Agreement Transfer or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)           for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(l)            any consent necessary to enable any New Owner to own, operate or charter its Ship or to enable the Borrower, any New Owner or any other Security Party to comply with any provision which the Lender considers material of a Finance Document or a Conditional Sale Agreement Transfer is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(m)          if any person or group of persons acting in concert gains control of the Borrower, and for this purpose:

(i)            “control”  means the power to direct the management and policies of an entity, whether through the ownership of more than 49% of voting capital, by contract or otherwise; and

(ii)           “acting in concert”  means acting together pursuant to an agreement or understanding (whether formal or informal); or

(n)           any provision which the Lender considers material of a Finance Document or a Conditional Sale Agreement Transfer proves to have been or becomes invalid or unenforceable or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)           the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)           the Lender gives notice of an Early Termination Date under Section 6(a) of the Master Agreement; or

(q)           a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Agreement; or

(r)            an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(s)           the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

(t)            any other event occurs or any other circumstances arise or develop including, without limitation:

(i)            a change in the financial position, state of affairs or prospects of the Borrower or any New Owner or a Credit Support Provider; or

(ii)           any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a significant risk that the Borrower or a New Owner or a Credit Support Provider is, or will later become, unable to discharge its or their liabilities under the Finance Documents or the Master Agreement as they fall due;

18.2        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default, the Lender may:

(a)           serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)           serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement and the Master Agreement are immediately due and payable or are due and payable on demand; and/or

(c)           take any other action which, as a result of the Event of Default or any notice served under Clause 18.2(a) or (b) the Lender is entitled to take under any Finance Document, the Master Agreement or any applicable law.

18.3        Termination of obligations.  On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

18.4        Acceleration of Loan.  On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5        Multiple notices; action without notice.  The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with, or at any time after, the service of both or either of such notices.

18.6        Exclusion of Lender liability.  Neither the Lender nor any receiver, administrator or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)           for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document, the Master Agreement or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)           as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by, or realised from, any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender, an administrator, a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such, administrator’s, receiver’s or manager’s own partners or employees.

18.7        Relevant Persons.  In this Clause 18, a “Relevant Person” means a Credit Support Provider, the Approved Managers, the Borrower, any New Owner or any other Security Party, and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or a Security Party is a subsidiary.

18.8        Interpretation.  In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19           PAYMENTS AND CALCULATIONS

19.1        Currency and method of payments.  All payments to be made by the Borrower or a Security Party to the Lender under a Finance Document shall be made to the Lender:

(a)           by not later than 11.00 a.m. (London time) on the due date;

(b)           in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)           to the account of the Lender at the Receiving Bank (Account No 000261123) or to such other account with such other bank as the Lender may, from time to time, notify to the Borrower.

19.2        Payment on non-Business Day.  If any payment by the Borrower or a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)           the due date shall be extended to the next succeeding Business Day; or

(b)           if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

19.3        Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

19.4        Lender accounts.  The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

19.5        Accounts prima facie evidence.  If the account maintained under Clause 19.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

20           SECURITY

Execution of security.  The Borrower shall execute, deliver and perform the provisions of, and procure the execution, delivery and performance by the other parties thereto (other than the Lender) of, the Finance Documents and the provisions thereof at the times and in the manner provided in the Finance Documents so that all such documents shall, both at the date of such execution and delivery and at all times during the Security Period, be valid and binding obligations of the Borrower and such other parties enforceable in accordance with their respective terms.

21           APPLICATION

21.1        Application.  All moneys received by the Lender under the Finance Documents shall (unless the Lender otherwise requires) be applied by the Lender in the following manner:

FIRST:  in or towards satisfaction of any amounts as are then accrued due and payable under this Agreement, the Master Agreement and the other Finance Documents (or any of them) or are then due and payable by virtue of payment demanded under this Agreement, the Master Agreement or the other Finance Documents in such order of application as the Lender shall think fit;

SECONDLY:  at the option of the Lender:

(a)           in retention of an amount equal to any amounts which are not then due and payable under this Agreement, the Master Agreement or any other Finance Document but which (in the sole and absolute opinion of the Lender) will or may become due and payable in the future and, upon their becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Clause 21.1; and/or

(b)           in or towards prepayment of the Loan in accordance with Clause 7; and

THIRDLY:  the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled thereto.

21.2        Notice of variation of order of application.  The Lender may, by notice to the Borrower and the Security Parties, provide for a different order of application from that set out in Clause 21.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

21.3        Effect of variation notice.  The Lender may give notices under Clause 21.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

21.4        Appropriation rights overridden.  This Clause 21 and any notice which the Lender gives under Clause 21.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

22           FEES AND EXPENSES

22.1        Arrangement and commitment fees.  The Borrower and the New Owners (jointly and severally) shall pay to the Lender an arrangement fee as set out in the Fee Letter.

22.2        Costs of negotiation, preparation etc.  The Borrower and the New Owners (jointly and severally) shall reimburse to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Lender in connection with:

(a)           the negotiation, preparation and execution of this Agreement, the Master Agreement and the Security Documents and the reports referred to in paragraph 7 of Part A of Schedule 2 and paragraph 9 of Part B of Schedule 2; and/or

(b)           the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Agreement, the Master Agreement and the other Finance Documents.

22.3        Costs of variations, enforcement etc.  The Borrower and the New Owners (jointly and severally) shall reimburse to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Lender in connection with:

(a)           any variation of, or supplement to, this Agreement, the Master Agreement and the other Finance Documents (or any of them); and/or

(b)           any consent or waiver required from the Lender in relation to this Agreement, the Master Agreement and any other Finance Document, and in each case, regardless of whether the same is actually implemented, completed or granted.

22.4        Stamp and other duties.  The Borrower and the New Owners (jointly and severally) shall pay promptly all stamp, documentary and other like duties and Taxes to which this Agreement, the Master Agreement and the other Finance Documents may be subject or give rise and shall indemnify the Lender on demand against any and all liabilities with respect to, or resulting from, any delay or omission on the part of the Borrower to pay any such duties or Taxes.

22.5        Authority to debit Operating Account.  The Lender shall, without prejudice to any other of the provisions of this Agreement, be entitled (but not obliged) at any time and from time to time (without prior notice) to debit the Operating Account in order to satisfy amounts payable by the Borrower to the Lender pursuant to this Clause 22 provided that prior to the occurrence of an Event of Default or a Potential Event of Default the Lender shall only exercise its right under this Clause 22.5 if the Borrower has, within 30 days of a communication from the Lender, either not responded or has indicated, on a bona fide and reasonable basis, that it contests the amount in question.

23           INDEMNITIES

23.1        Indemnities regarding borrowing and repayment of Loan.  The Borrower and the New Owners (jointly and severally) shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)           an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)           the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)           any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)           the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any Tax (other than Tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

23.2        Breakage costs.  Without limiting its generality, Clause 23.1 covers any claim, expense, liability or loss, including a loss of a prospective profit or an amount equal to the Margin in the circumstances envisaged in Clause 23.1(b), incurred or suffered by the Lender:

(a)           in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)           in terminating, or otherwise in connection with, the Master Agreement and any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

23.3        Miscellaneous indemnities.  The Borrower and the New Owners (jointly and severally) shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)           any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any administrator or receiver appointed by the Lender under a Finance Document;

(b)           any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender or such administrator’s or receiver’s own partner or employees.

23.4        ISM Code and indemnity.  Without prejudice to the generality of Clause 23.3, the indemnities referred to in Clause 23.3 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea or the ISM Code.

23.5        Currency indemnity.  If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)           making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)           obtaining an order or judgment from any court or other tribunal; or

(c)           enforcing any such order or judgment,

the Borrower and the New Owners (jointly and severally) shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

23.6        Meaning of “available rate of exchange”.  In Clause 23.5, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

23.7        Separate liability.  Clause 23.5 creates a separate liability of the Borrower and the New Owners (jointly and severally) which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

23.8        Environmental indemnity.  The Borrower and the New Owners (jointly and severally) shall indemnify the Lender on demand against all costs, expenses, liabilities and losses sustained or incurred as a result of or in connection with, Environmental Claims being made against the Lender or otherwise howsoever arising out of any Environmental Incident

23.9        Receiving Bank.  The Borrower and the New Owners (jointly and severally) shall indemnify the Lender on demand against all costs and expenses paid or incurred by the Lender arising out of the role of the Receiving Bank in relation to the Loan.

23.10      Certification of amounts.  A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 23 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

24           NO SET-OFF OR TAX DEDUCTION

24.1        No deductions.  All amounts due from the Borrower or a New Owner under a Finance Document shall be paid:

(a)           without any form of set-off, cross-claim or condition (including but not limited to, any set-off, cross claim or condition arising under, or in relation to, or in connection with, the Master Agreement); and

(b)           free and clear of any Tax Deduction except a Tax Deduction which the Borrower or a New Owner is required by law to make.

24.2        Grossing-up for Taxes.  If the Borrower or a New Owner is required by law to make a Tax Deduction from any payment:

(a)           the Borrower or the relevant New Owner shall notify the Lender as soon as it becomes aware of the requirement;

(b)           the Borrower or the relevant New Owner shall pay an amount equal to the Tax Deduction to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)           the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the Tax Deduction) an amount which, after the Tax Deduction, is equal to the full amount which it would otherwise have received.

24.3        Evidence of payment of Taxes.  Within one month after making any Tax Deduction, the Borrower or the relevant New Owner shall deliver to the Lender documentary evidence satisfactory to the Lender that the Tax had been paid to the appropriate taxation authority.

24.4        Exclusion of Tax on overall net income.  In this Clause 24,  “Tax Deduction” means any deduction or withholding for, or on account of, any present or future Tax except tax on the Lender’s overall net income.

24.5        Tax credits.  If the Lender receives for its own account a repayment or credit in respect of Tax on account of which the Borrower or a New Owner has made an increased payment under Clause 24.2 it shall pay to the Borrower or the relevant New Owner a sum equal to the proportion of the repayment or credit which the Lender allocates to the amount due from the Borrower or the relevant New Owner in respect of which the Borrower or the relevant New Owner made the increased payment but:

(a)           the Lender shall not be obliged to allocate to this transaction any part of a Tax repayment or credit which is referable to a class or number of transactions;

(b)           nothing in this Clause 24.5 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority of, another or to make any such claim within any particular time;

(c)           nothing in this Clause 24.5 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower or the relevant New Owner had not been required to make a Tax deduction from a payment; and

(d)           any allocation or determination made by the Lender under or in connection with this Clause 24.5 shall be conclusive and binding on the Borrower and the New Owners.

25           ILLEGALITY, ETC

25.1        Illegality.  This Clause 25 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)           unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)           contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

25.2        Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 25.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 25.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

25.3        Mitigation.  If circumstances arise which would result in a notification under Clause 25.1 then, without in any way limiting the rights of the Lender under Clause 25.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)           have an adverse effect on its business, operations or financial condition; or

(b)           involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)           involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

26           INCREASED COSTS

26.1        Increased costs.  This Clause 26 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)           the introduction or alteration after the date of this Agreement of a law, or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied  (including the imposition of Taxes on payments under this Agreement, but disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)           complying with any regulation (including any which relates to capital adequacy or liquidity controls, which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement or which is imposed by any applicable authority such as the Bank of England or the Financial Services Authority) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an increased cost.

26.2        Meaning of “increased costs”.  In this Clause 26, “increased costs” means:

(a)           an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)           a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)           an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)           a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not:

(i)            an item attributable to a change in the rate of Tax on the overall net income of the Lender (or a parent company of it); or

(ii)           an item covered by the indemnity for Tax in Clause 23.1; or

(iii)          an item covered by the grossing-up provisions in Clause 24.2.

For the purposes of this Clause 26.2, the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

26.3        Payment of increased costs.  The Borrower and the New Owners (jointly and severally) shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

26.4        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 26.3, the Borrower may give the Lender not less than 5 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

26.5        Prepayment.  A notice under Clause 26.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with the aggregate of accrued interest thereon at the applicable rate, any Mandatory Cost and the Margin.

26.6        Application of prepayment.  Clause 7 shall apply in relation to the prepayment.

27           SET-OFF

27.1        Application of credit balances.  The Lender may without prior notice:

(a)           apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower or any New Owner at any office of the Lender in any country in or towards satisfaction of any sum then due from the Borrower or any New Owner to the Lender under this Agreement, the Master Agreement or any other Finance Document; and

(b)           for that purpose:

(i)            break, or alter the maturity of, all or any part of a deposit of the Borrower or any New Owner;

(ii)           convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)          enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

27.2        Set-off between this Agreement and the Master Agreement.  If the Borrower is the defaulting party under the Master Agreement, the Lender, as the non-defaulting party, may (without prejudice to or limitation of its right of set-off under section 6(e) of the Master Agreement and its rights under Clause 27.1) at the same time as, or at any time after, the Borrower’s default, set-off any amount due from the Borrower to the Lender under this Agreement against any amount due from the Lender to the Borrower under the Master Agreement and apply the first amount in discharging the second amount.  The effect of any set-off under this Clause 27.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

27.3        Existing rights unaffected.  The Lender shall not be obliged to exercise any of its rights under Clauses 27.1 or 27.2; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

27.4        No Security Interest.  This Clause 27 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower or any New Owner.

28           ASSIGNMENTS, TRANSFERS AND CHANGES IN LENDING OFFICE

28.1        Successors etc.  This Agreement shall be binding upon and inure to the benefit of the Lender, the Borrower and each New Owner and their respective successors and permitted assigns.

28.2        Transfer by Borrower and New Owners.  The Borrower and the New Owners may not, without the consent of the Lender, transfer any of their respective rights, liabilities or obligations under any Finance Document.

28.3        Assignment etc by Lender.  The Lender may, with the consent of the Borrower, such consent not to be unreasonably withheld, assign or transfer all or any of the rights and/or obligations and interests which it has under, or by virtue of, the Finance Documents or change its lending office.  The requirement for the consent of the Borrower shall not apply in respect of an assignment or transfer to a company which is in the same group of companies as the Lender.  The Lender shall notify the Borrower and the New Owners promptly following any such assignment, transfer or change in lending office.

28.4        Rights of assignee.  In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under, or by virtue of, the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

28.5        Sub-participation; subrogation assignment.  The Lender may sub-participate all or any part of its rights and/or obligations under, or in connection with, the Finance Documents without the consent of, or any prior notice to, the Borrower or the New Owners; and the Lender may assign, in any manner and on terms agreed by it, all or any part of those rights to an insurer or surety which has become subrogated to them. The Lender shall notify the Borrower and the New Owners promptly following any such sub-participation or assignment.

28.6        Disclosure of information.  The Lender may disclose to a potential assignee, transferee or sub-participant or any other person who may otherwise enter into contractual relations with the Lender in relation to this Agreement or any other Finance Document any information which the Lender has received in relation to the Borrower and the New Owners and their related entities or their respective affairs, unless the information is clearly of a confidential nature.

29           VARIATIONS AND WAIVERS

29.1        Variations, waivers etc. by Lender.  A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

29.2        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clause 29.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)           a provision of this Agreement or any other Finance Document; or

(b)           an Event of Default; or

(c)           a breach by the Borrower or a Security Party of an obligation under any Finance Document or the general law; or

(d)           any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

30           NOTICES

30.1        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

30.2        Addresses for communications.  A notice shall be sent:

(a)

to the Borrower and each New Owner:

c/o Frontline Management AS

PO Box 1327 Vika

N. 0112 Oslo

Norway

Fax No: +47 23 11 40 44

Attention: Finance Department

(b)

to the Lender:

Shipping Business Centre

5-10 Great Tower Street

London EC3P 3HX

Fax No: +44 20 7283 7538

Attention: Manager, Ship Finance

or to such other address as the relevant party may notify the other.

30.3        Effective date of notices.  Subject to Clauses 30.4 and 30.5:

(a)           a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)           a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

30.4        Service outside business hours.  However, if under Clause 30.3 a notice would be deemed to be served:

(a)           on a day which is not a business day in the place of receipt; or

(b)           on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 30.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

30.5        Illegible notices.  Clauses 30.3 and 30.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

30.6        Valid notices.  A notice under, or in connection with, a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)           the failure to serve it in accordance with the requirements of this Agreement or, as the case may be, another Finance Document has not caused any party to suffer any significant loss or prejudice; or

(b)           in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

30.7        English language.  Any notice under, or in connection with, a Finance Document shall be in English or if the Lender so requires, accompanied by a certified English translation prepared by a translator approved by the Lender.

30.8        Meaning of “notice”.  In this Clause 30, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

31           SUPPLEMENTAL

31.1        Time.  Time shall be of the essence in this Agreement as regards compliance by the Borrower of its obligations under this Agreement.

31.2        Delay.  No delay or omission on the part of the Lender in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.

31.3        Rights cumulative, non-exclusive.  The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Lender deems expedient.

31.4        Waiver.  Any waiver by the Lender of any provision of this Agreement or any consent or approval given by the Lender under this Agreement shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

31.5        Partial invalidity.  If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

31.6        Duration of obligations.  The obligations of the Borrower under this Agreement shall remain in full force and effect until the Lender shall have received all amounts due or to become due to it under this Agreement and under the other Finance Documents in accordance with this Agreement and of the other Finance Documents.  Without prejudice to the foregoing, the obligations of the Borrower and the New Owners under Clauses 6, 23, 24 and 27 shall survive the repayment of the Loan.

31.7        Counterparts.  A Finance Document may be executed in any number of counterparts.

31.8        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31.9        Certificates.  A certificate or determination of the Lender as to any matter provided for in this Agreement or any other Finance Document shall, in the absence of manifest error, be conclusive and binding on the Borrower.

32           GOVERNING LAW

This Agreement is governed by English law.

33           ENFORCEMENT

33.1        Jurisdiction

(a)           Subject to Clause 33.1(c), the courts of England have exclusive jurisdiction to settle any dispute arising out of, or in connection with, this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)           The Lender, the Borrower and the New Owners agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly none of them will argue to the contrary.

(c)           The Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2        Service of process.  Without prejudice to any other mode of service allowed under any relevant law, the Borrower and each New Owner:

(a)           irrevocably appoints Maritime Recovery Limited currently of 20 Salcott Road, PO Box 239, London SW11 6DJ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)           agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	The Royal Bank of Scotland plc,
Shipping Business Centre
5-10 Great Tower Street
London EC3P 3HX

 [•]

DRAWDOWN NOTICE

1              We refer to the loan agreement (the “Loan Agreement”) dated [•] and made between ourselves, as Borrower, the New Owners (as defined therein) and yourselves, as Lender, in connection with a facility of up to US$140,000,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2              We request to borrow as follows:

(a)           Amount: US$[•];

(b)           Drawdown Date:  [•];

(c)           Payment instructions : account in [our] name [of [•] and numbered [•]with [•]of [•]*.

3              We represent and warrant that:

(a)           the representations and warranties in Clauses 11.1 to 11.21 of the Loan Agreement would remain true and not misleading if repeated on the date of this Drawdown Notice with reference to the facts and circumstances now existing;

(b)           no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4              This Drawdown Notice cannot be revoked without the prior consent of the Lender.

[Name of Signatory]

[Authorised signatory/Attorney-in-fact]
for and on behalf of
KNIGHTSBRIDGE TANKERS LIMITED

* specify details if proceeds of Advance are to be split between more than one account.

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A - DRAWDOWN NOTICE

The following are the documents referred to in Clause 9.1(a).

1              Copies of the Articles of Incorporation and By-Laws (or equivalent documents) (and all amendments thereto) of each of the Borrower, the New Owners and the Existing Owners and any other documents required to be filed or registered or issued under the laws of Bermuda to establish the incorporation and/or good standing of the Borrower, under the laws of the Republic of Liberia to establish the incorporation and/or goodstanding of each of the New Owners or under the laws of the Cayman Islands to establish the incorporation and/or goodstanding of each of the Existing Owners.

2              Copies of resolutions passed at meetings of the board of directors of each of the Borrower, the New Owners (and, in the case of each New Owner, appropriate shareholder authorisation) and the Existing Owners evidencing its approval of such of this Agreement, the other Finance Documents, the Master Agreement, the Conditional Sale Agreement Transfers and the Title Transfer Documents to which each is a party and authorising appropriate officers or attorneys to execute them and to sign all notices required to be given under this Agreement, the other Finance Documents on its behalf (or, in the case of the Conditional Sale Agreement Transfers, ratifying the execution thereof) or other evidence of such approvals and authorisations as shall be acceptable to the Lender.

3              The original of any power of attorney issued in favour of any person executing this Agreement, any other Finance Documents, the Master Agreement and the Conditional Sale Agreement Transfers on behalf of the Borrower, the New Owners or the Existing Owners.

4              Copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by the Borrower, the New Owners and the Existing Owners, of their respective obligations under those of this Agreement, the other Finance Documents, the Master Agreement, the Conditional Sale Agreement Transfers and the Title Transfer Documents to which each is a party and the execution, validity and enforceability of this Agreement, the other Finance Documents, the Master Agreement, the Conditional Sale Agreement Transfers and the Title Transfer Documents.

5              Evidence that the Operating Account and the Retention Account have each been duly opened by the Borrower and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of the Operating Account and the Retention Account have been duly delivered to the Lender.

6              A valuation of the Ships, dated not later than ten (10) days before the first Drawdown Date, and complying with Clause 16.5, showing a charter free aggregate value for the Ships of not less than $235,000,000.

7              A survey report on terms fully satisfactory to the Lender from an independent marine surveyor selected by the Lender in respect of the physical condition of all or any of the Ships (in the Lender’s discretion).  Such survey report will address, amongst other things, the bed plate cracking problem suffered in the past by three of the Ships.  The surveyor and the Lender will be given full access to the class records of the Ships.

8              A copy of a management or other agreement between the Borrower and ICB Shipping (Bermuda) Ltd. in respect of the general management of the Borrower.

9              The Master Agreement and all the Finance Documents (other than the Mortgage and the General Assignment) duly executed and delivered by the parties thereto together with all other items and documents required to be delivered pursuant to the terms thereof, including (but without limitation).

10           Evidence and confirmation satisfactory to the Lender as to the satisfaction or securing of the outstanding swap liabilities of the Borrower and the Existing Owners to Goldman Sachs International.

11           Documentary evidence that the agent for service of process named in Clause 33 and, where provided for, in any other Finance Document and in the Master Agreement to which the Borrower or any Security Party is a party has accepted its appointment for the purpose of the relevant Financial Document and/or the Master Agreement.

12           If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

13           Such documents and evidence as the Lender shall require, based on applicable law and regulations and the Lender’s own internal guidelines, relating to the Lender’s knowledge of its customers.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART B - DRAWDOWN

The following are the documents referred to in Clause 9.1(b) (in respect of the Ship which is to be financed by the proceeds of the relevant Advance).

1              A duly executed original of the Mortgage and the General Assignment and of each document to be delivered under or pursuant to each of them.

2              A copy of the Conditional Sale Agreement Transfer and the Title Transfer Documents, in form and substance satisfactory to the Lender.

3              A valuation of the Ship, dated not earlier than ten (10) days before the relevant Drawdown Date, from three independent London sale and purchase shipbrokers one of which shall be selected by the Lender and the other two to be jointly selected and agreed upon by the Borrower and the Lender, showing a charter-free value for the Ship of not less than $47,000,000.

4              Documentary evidence (in a form acceptable to the Lender) that:

(a)           the Ship has been unconditionally delivered by the Existing Owner to, and accepted by, the New Owner under the Conditional Sale Agreement Transfer and the Title Transfer Documents, and the full purchase price payable under the Conditional Sale Agreement Transfer (in addition to the part to be financed by the Loan) has been financed in a manner satisfactory to the Lender and duly paid to the Lessor and that any mortgage or other security granted over any of the Ships directly or indirectly in favour of the Existing Lenders has been, or will forthwith be, discharged;

(b)           arrangements are in place for the proceeds of the Advance to be transferred from the Borrower or the relevant New Owner to the Lessor and from the Lessor to the Existing Lenders in satisfaction of the relevant portion of the liabilities under the Existing Loan Agreement;

(c)           the Ship is definitively and permanently registered in the name of the relevant New Owner under Marshall Island flag;

(d)           the Ship is in the absolute and unencumbered ownership of the relevant New Owner save as contemplated by the Finance Documents;

(e)           the Ship maintains the class as specified below the name of such Ship in Schedule 4, free of all overdue recommendations and conditions of such Classification Society (save for those notified to, and approved in writing by, the Lender) ;

(f)            the Mortgage has been duly recorded against the Ship as a valid first preferred Marshall Islands ship mortgage in accordance with the laws of the Marshall Islands;

(g)           the Ship is insured in accordance with this Agreement and all requirements therein in respect of insurances have been complied with.

5              Documents establishing that the Ship will, as from the relevant Drawdown Date, be managed by the Approved Managers on terms acceptable to the Lender, together with:

(a)           Manager’s Undertakings executed by the Approved Managers in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of each Approved Manager against the Ship and the relevant New Owner to the rights of the Lender under the Finance Documents; and

(b)           copies of the Approved Managers’ Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires).

6              Evidence that the Ship has been deleted from Isle of Man flag free from all registered Security Interests or, in the alternative, evidence that the Ship will be so deleted within such period as the Lender shall require and that, in any event, there are no Security Interests registered against the Ship on Isle of Man flag.

7              A letter from the relevant New Owner to the protection and indemnity risks association in which the Ship is or is to be entered instructing it to provide the Lender with a copy of the certificate of entry of the Ship and any other information relating to the entry of the Ship in such association.

8              A written confirmation from the Borrower as to which individuals are authorised to give verbal and/or written instructions to the Lender on behalf of the Borrower in respect of the selection of any Interest Period pursuant to Clause 5.2 of this Agreement.

9              Favourable legal opinion from lawyers appointed by the Lender on such matters concerning the laws of Bermuda, Liberia, the Marshall Islands and the Cayman Islands and such other relevant jurisdictions as the Lender may require in relation to, or in connection with, this Agreement, the other Finance Documents, the Master Agreement, the Conditional Sale Agreement Transfers and the Title Transfer Documents.

10           Evidence that the Lender has received the arrangement fee referred to in Clause 22.1(a);

11           A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

Each of the documents specified in paragraphs 1, 2, 3 and 4 of Part A and every other copy document delivered under Part B of this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 3

DETAILS OF SHIPS

1	Existing Name of Ship:	“MEGARA”

	New Name of Ship:	“HAMPSTEAD”

	Existing Flag:	Isle of Man

	Existing Official Number:	729404

	Existing Owner:	Hewlett Tankers LDC

	Class Society and notation:	+ 100A1 oil tanker (Double Hull) ESP*I.W.S. SPM NAV1 ShipRight (SDA, FDA, CM) + LMC UMS IGS at Lloyd’s Register

	New Owner:	KTL Hampstead, Inc.

	Place of incorporation of New Owner:	Liberia

	Registered office of New Owner:	80 Broad Street, Monrovia, Liberia

	New Flag:	Marshall Islands

	Commercial Manager:	ICB Shipping (Bermuda) Ltd (with ability to sub-contract to Frontline Management (Bermuda) Ltd or Frontline Management AS)

	Technical Manager:	Thome Ship Management Pte Ltd

2	Existing Name of Ship:	“MACOMA”

	New Name of Ship:	“CHELSEA”

	Existing Flag:	Isle of Man

Existing Official Number:	729402

Existing Owner:	Lawrence Tankers LDC

Class Society and notation:	+ 100A1 oil tanker (Double Hull) ESP*I.W.S. SPM NAV1 ShipRight (SDA, FDA, CM) + LMC UMS IGS at Lloyd’s Register

New Owner:	KTL Chelsea, Inc.

Place of incorporation of New Owner:	Liberia

Registered office of New Owner:	80 Broad Street, Monrovia, Liberia

New Flag:	Marshall Islands

Commercial Manager:	ICB Shipping (Bermuda) Ltd (with ability to sub-contract to Frontline Management (Bermuda) Ltd or Frontline Management AS)

Technical Manager:	V. Ships UK Ltd

3	Existing Name of Ship:	“MAGDALA”

	New Name of Ship:	“MAYFAIR”

	Existing Flag:	Isle of Man

	Existing Official Number:	729403

	Existing Owner:	Cedarhurst Tankers LDC

	Class Society and notation:	+ 100A1 oil tanker (Double Hull) ESP*I.W.S. SPM NAV1 ShipRight (SDA, FDA, CM) + LMC UMS IGS at Lloyd’s Register

	New Owner:	KTL Mayfair, Inc.

	Place of incorporation of New Owner:	Liberia

	Registered office of New Owner:	80 Broad Street, Monrovia, Liberia

	New Flag:	Marshall Islands

	Commercial Manager:	ICB Shipping (Bermuda) Ltd (with ability to sub-contract to Frontline Management (Bermuda) Ltd or Frontline Management AS)

	Technical Manager:	Wallem Shipmanagement Limited

4	Existing Name of Ship:	“MUREX”

	New Name of Ship:	“CAMDEN”

	Existing Flag:	Isle of Man

	Existing Official Number:	729405

	Existing Owner:	Inwood Tankers LDC

	Class Society and notation:	+ 100A1 oil tanker (Double Hull) ESP*I.W.S. SPM NAV1 ShipRight (SDA, FDA, CM) + LMC UMS IGS at Lloyd’s Register

	New Owner:	KTL Camden, Inc.

	Place of incorporation of New Owner:	Liberia

	Registered office of New Owner:	80 Broad Street, Monrovia, Liberia

	New Flag:	Marshall Islands

	Commercial Manager:	ICB Shipping (Bermuda) Ltd (with ability to sub-contract to Frontline Management (Bermuda) Ltd or Frontline Management AS)

	Technical Manager:	Wallem Shipmanagement Limited

5	Existing Name of Ship:	“MYRINA”

	New Name of Ship:	“KENSINGTON”

	Existing Flag:	Isle of Man

	Existing Official Number:	729406

	Existing Owner:	Woodmere Tankers LDC

	Class Society and notation:	+ 100A1 oil tanker (Double Hull) ESP*I.W.S. SPM NAV1 ShipRight (SDA, FDA, CM) + LMC UMS IGS at Lloyd’s Register

	New Owner:	KTL Kensington, Inc.

	Place of incorporation of New Owner:	Liberia

	Registered office of New Owner:	80 Broad Street, Monrovia, Liberia

New Flag:	Marshall Islands

Commercial Manager:	ICB Shipping (Bermuda) Ltd (with ability to sub-contract to Frontline Management (Bermuda) Ltd or Frontline Management AS)

Technical Manager:	V. Ships UK Ltd

EXECUTION PAGE

BORROWER

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KNIGHTSBRIDGE	)
TANKERS LIMITED	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

NEW OWNERS

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KTL HAMPSTEAD, INC.	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KTL CHELSEA, INC.	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KTL MAYFAIR, INC.	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KTL CAMDEN, INC.	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
)
for and on behalf of	)
KTL KENSINGTON, INC.	)
in the presence of: Kavita Shah	)	/s/ Kavita Shah

LENDER

SIGNED by Robert J. Manners	)	/s/ Robert J. Manners
)
for and on behalf of	)
THE ROYAL BANK	)
OF SCOTLAND plc	)
in the presence of: Martin Bennett	)	/s/ Martin Bennett